REGISTRATION NO. 33


              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON FEBRUARY 10, 1998

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-11

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1993

                          ONE LIBERTY PROPERTIES, INC.
                     (EXACT NAME OF REGISTRANT AS SPECIFIED
                          IN ITS GOVERNING INSTRUMENTS)

           60 Cutter Mill Road, Great Neck, NY 11021 - (516) 466-3100
               (Address, including Zip Code, and Telephone Number,
                 including Area Code, of Registrant's Principal
                               Executive Offices)

                                  Mark H. Lundy
           60 Cutter Mill Road, Great Neck, NY 11021 - (516) 466-3100
            (Name, Address, including Zip Code and Telephone Number,
                   including Area Code, of Agent for Service)

                                   COPIES TO:

                              SIMEON BRINBERG, ESQ.
                               60 CUTTERMILL ROAD
                           GREAT NECK, NEW YORK 11021
                                 (516) 773-2750

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

             If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

             If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| _____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


                       CALCULATION OF REGISTRATION FEE

TITLE OF                      PROPOSED         MAXIMUM
SECURITIES        AMOUNT      MAXIMUM          AGGREGATE       AMOUNT OF
BEING             BEING       OFFERING PRICE   OFFERING        REGISTRATION
REGISTERED        REGISTERED  PER UNIT         PRICE              FEE
----------        ----------  --------         -----              ---

Common Stock
Par Value $1.00 1,574,894 SHS.  $13.81       $21,749,286       $6,590.69
Per Share                 (1)

     (1) The proposed maximum offering price per share is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457.


             THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.

                          ONE LIBERTY PROPERTIES, INC.
                  Cross Reference Sheet, Showing the Localities in the Prospectus of the Information Required
                   by Items 1 through 30, Part I, of Form S-11

Item #

1.     Forepart of Registration              Facing Page of the Registration
       Statement and Outside Front           Statement;Front Cover of Pros-
       Cover Page of Prospectus              pectus

2.     Inside Front and Outside              Available Information: Table
       Back Cover Pages of Prospectus        of Contents

3.     Summary Information, Risk             Prospectus Summary; Investment
       Factors and Ratio of Earnings         Considerations
       to Fixed Charges

4.     Determination of Offering Price       Cover Page of Prospectus;
                                             The Offer

5.     Dilution                              Not Applicable

6.     Selling Security-Holders              Not Applicable

7.     Plan of Distribution                  The Offer

8.     Use of Proceeds                       Use of Proceeds

9.     Selected Financial Data               Selected Financial Data

10.    Management's Discussion and           Management's Discussion and
       Analysis of Financial Condition       Analysis of Financial Condition
       and Results of Operations             and Results of Operations

11.    General Information as to Registrant          The Company

12.    Policy with Respect to Certain Activities     The Company

13.    Investment Policies of Registrant             The Company

14.    Description of Real Estate                    Properties

15.    Operating Data                                Properties

16.    Tax Treatment of Registrant          Federal Income Tax Considerations
       and its Security Holders

17.    Market Price of and Dividends        Price Range of Common Stock
       on the Registrant's Common Equity    and Distributions
       and Related Stockholder Matters

18.    Description of Registrant's Securities  Description of Capital Stock

19.    Legal Proceedings                       Properties

20.    Security Ownership of Certain           Principal Stockholders
       Beneficial Owners and Management

21.    Directors and Executive Officers        Management

22.    Executive Compensation                  Executive Compensation

23.    Certain Relationships and               Certain Relationships and
       Related Transactions                    Related Transactions

24.    Selection, Management and Custody       The Company
       of Registrant's Investments

25.    Policies with Respect to                Investment Consideration Certain
                                               Transactions

26.    Limitations of Liability                Management

27.    Financial Statements and Information    Selected Financial Data;
                                               Financial Statements

28.    Interest of Named Experts and Counsel   Legal Matters

29.    Disclosure of Commission Position on    Indemnification
       Indemnification for Securities
       Act Liabilities

30.    Quantitative and Qualitative            Not Applicable
       Disclosures about Market Risk

             Subject to Completion, Dated ____________________, 1998

                                   PROSPECTUS

                          ONE LIBERTY PROPERTIES, INC.

                                1,574,894 Shares
                                       of
             Common Stock Issuable Upon Exercise of Non-Transferable
               Rights to Subscribe for Such Shares of Common Stock
                       American Stock Exchange Symbol: OLP


             ONE LIBERTY PROPERTIES, INC. (the "Company") is issuing to its common stockholders of record as of the close of business on __________, 1998 (the "Record Date") rights ("Rights") entitling the holders thereof to subscribe for an aggregate of 1,574,894 shares of the Company's Common Stock (the "Offer"). Common stockholders of record will receive one Right for each share of Common Stock held. Each Right entitles the holder to subscribe for and purchase one share of Common Stock ("Basic Subscription Privilege") for a price of $__________ per share (the "Subscription Price") and, subject to proration, each Right also entitles any holder exercising the Basic Subscription Privilege in full to subscribe at the Subscription Price for up to two additional shares of Common Stock for each share of Common Stock purchased by the holder under the Basic Subscription Privilege (the "Over-Subscription Privilege"). The Rights are non-transferable and will not be admitted for trading on the American Stock Exchange or any other exchange. See "The Offer."

             Gould Investors L.P., which owns 392,981 shares of Common Stock of the Company (24.9% of the outstanding shares of Common Stock), will fully exercise the Rights granted to it to purchase an aggregate of 392,981 shares of Common Stock and will exercise the Over-Subscription Privilege for ____________ additional shares of Common Stock.

             THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON __________, 1998, UNLESS EXTENDED AS DESCRIBED HEREIN (THE "EXPIRATION DATE").

             The Company announced the offer before the commencement of trading on the American Stock Exchange on __________, 1998. The last reported sale price of the Common Stock at the close of business on __________, 1998 was __________. The last reported sale price on the American Stock Exchange on __________, 1998 was __________. The Subscription Price is approximately ____% less than the last reported sale price on the American Stock Exchange on ____________, 1998.

             As a result of the terms of the Offer, holders of Common Stock who do not fully exercise the Basic Subscription Privilege and Over-Subscription Privilege will, upon the completion of the Offer, own a smaller proportional interest in the Company than would otherwise be the case. Before making an investment decision stockholders of the Company should carefully consider the factors set forth under the caption "Investment Considerations" in addition to the other information contained in this Prospectus.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             Price to Public       Underwriting    Proceeds to Company
                                   Discounts and
                                   Commissions
Per Share                             N/A                         (1)
Total                                 N/A                         (2)




     (1) Before deduction of offering expenses payable by the Company estimated at $50,000.

  (2) Funds received by check prior to the Expiration Date will be deposited into a segregated interest bearing account (which interest will accrue to the benefit of the Company) pending proration and distribution of shares. Total proceeds to the Company assumes that all Common Stock offered are sold, either pursuant to the exercise of the Basic Subscription Privilege or the Over-Subscription Privilege.

           The date of this Prospectus is __________, 1998.

             Information Contained Herein is Subject to Completion or Amendment. A Registration Statement Relating to These Securities Has Been Filed with the Securities and Exchange Commission. These Securities May Not Be Sold nor May Offers to Buy be Accepted prior to the Time the Registration Statement Becomes Effective. This Prospectus Shall Not Constitute An Offer to Sell or the Solicitation of An Offer to Buy nor Shall There Be Any Sale of These Securities in Any State in Which Such Offer, Solicitation or Sale Would Be Unlawful Prior to Registration or Qualification Under the Securities Laws of Any Such State.





                               TABLE OF CONTENTS


Prospectus Summary
             The Company
             The Offer
             Selected Financial Information

Investment Considerations

The Company
             General
             Investment Policy
             Credit Agreement
             Mortgages Receivable

Properties
             Additional Information Concerning Certain of the
             Properties
             Lease Expirations
             Indebtedness
             Competition
             Environmental Matters
             Regulations and Insurance
             Legal Proceedings

Use of Proceeds
Capitalization
Selected Financial Data
Management's Discussion and Analysis of
   Financial   Condition   and  Results  of   Operation   Management   Executive
Compensation Certain Relationships and Related Transactions Principal Stockholders Description of Capital Stock Federal Income Tax Considerations The Offer Experts Legal Matters Indemnification Available Information Index to Financial Statements

                         PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus.


                            THE COMPANY


         One Liberty Properties, Inc. (the "Company" or "One Liberty") is a self administered and self-managed real estate investment trust ("REIT") incorporated under the laws of Maryland on December 20, 1982. The primary business of the Company is to acquire, own and manage improved, free standing real estate leased to retail businesses under long-term commercial net leases. The Company, from time to time, will acquire and own commercial real estate net leased to a corporation or government agency, and real property improved with a multi-family apartment house, office building or industrial building leased under a long term lease to an operator.

         At December 31, 1997 the Company owned fee title to 36 properties and a "sandwich" lease position with regard to one property (collectively the "Properties"), located in 14 states. The Properties contain 1,118,435 square feet of rentable space. The occupancy rate of the Company's property portfolio was 99% on January 30, 1998.

         The Company's business strategy is focused on acquiring improved commercial properties subject to long term net leases which have scheduled rent increases. It pursues a national operating strategy and seeks property locations which are on main thoroughfares or arteries, in areas where the demographics (growing population, favorable occupancy levels and trends and increasing rents) are positive. Although credit of the existing or proposed tenant is investigated and important in the acquisition decision, property location and local demographics are given greater weight in the decision process.

     The Company's principal executive officers are located at 60 Cutter Mill Road, Great Neck, N.Y. 11021 and its telephone number is (516) 466-3100.

                               THE OFFER

Securities Offered         1,574,894  shares  of Common  Stock,  $1.00  par
                           value,  by a Rights offering to Common Stockholders.

Subscription Price         ____ per Share.

Record Date                ___________, 1998

Rights One non-transferable Right is being issued with respect to each share of Common Stock held of record as of "Record Date." Rights must be exercised prior to the Expiration Date.

Basic Subscription         Each Right entitles the holder thereof
Privilege                  to  subscribe  at  the  Subscription
                           Price for shares of Common  Stock at
                           the  rate  of  one  share  for  each
                           Right.

Over-Subscription          Subject to proration, a holder of Rights
Privilege                  who has fully exercised the Basic
                           Subscription Privilege may oversubscribe
                           at the Subscription Price for up to
                           two  additional  shares of Common  Stock
                           for each share of Common Stock purchased
                           under the Basic Subscription Privilege.
                           Shares  acquired   pursuant  to  the
                           Over-  Subscription   Privilege  are
                           subject to  proration  as more fully
                           discussed    under    the    caption
                           Offer-Over-Subscription Privilege."

Expiration                 Date The  Rights  expire at 5:00  p.m.,  New
                           York  City  time,   on   __________________.
                           Thereafter the Rights cannot be exercised.

Rights Agent               American Stock Transfer and Trust Company

Use of Proceeds            The proceeds from the sale of Common
                           Stock in the Rights offering will be
                           used to pay in full  the  $4,605,000
                           due under the Credit  Agreement  and
                           the balance  (estimated at $_______)
                           to   acquire   Properties   and  for
                           working capital.


Investment                 A purchase of Common Stock involves a
Considerations             degree of investment risk. Purchasers
                           should carefully consider the information set forth under "Investment Considerations".



                         SELECTED FINANCIAL INFORMATION


                                                                                                   NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                                 SEPTEMBER 30,
OPERATING DATA            1996           1995           1994         1993         1992          1997            1996
--------------            ----           ----           ----         ----         ----          ----            ----

Revenues               $5,511,556     $4,890,962     $4,041,378    $3,348,419     $2,967,919    $4,625,875      $3,976,831
Gain On Sales
  Of Investments                                                      168,631        303,130       599,251

Provision For Valua-
   tion Adjustment
   and Impairment        (659,000)                                   (258,744)                                    (459,000)

Net Income              2,173,952      3,096,302      2,861,137     2,435,269      2,436,315     2,285,265       1,735,697

Net Income
  Applicable To
  Common Stock-
  Holders                 725,593      1,649,783      1,416,434       992,362        993,943     1,197,777         649,603

PER SHARE DATA:

Net Income Per
  Common Share              $0.50          $1.17          $1.04          $.74           $.74          $.79            $.45

Cash Distribu-
  tions Per Share
  Of Common Stock           $1.20          $1.03           $.86          $.94           $.70          $.90            $.90

Cash Distributions
  Per Share Of
  Preferred Stock           $1.60          $1.60          $1.60         $1.60          $1.60         $1.20           $1.20


BALANCE SHEET DATA:
Real Estate
 Investments, Net     $42,889,213    $24,253,765    $10,996,534    $5,627,909     $6,271,828   $41,325,983     $34,797,472
Mortgages and Notes
 Receivable             6,049,033      7,564,716     16,096,224    17,274,039     10,614,040     5,942,138       6,082,076
Total Assets           52,522,988     38,040,246     37,652,773    32,383,674     32,339,558    50,762,437      45,378,004
Mortgages Payable      16,846,921      6,590,154      6,983,647     2,753,700      2,753,700    16,283,523      13,638,199
Total Liabilities      21,987,633      7,532,267      7,680,937     3,360,236      3,199,045    19,539,681      14,769,160
Redeemable
 Convertible
 Preferred Stock       12,950,792     12,796,475     12,643,998    12,493,337     12,344,472    13,067,750      12,912,039
Shareholders' Equity   17,442,841     17,711,504     17,327,838    16,530,101     16,796,041    18,155,006      17,554,334


                       INVESTMENT CONSIDERATIONS

              In addition to other information in this Prospectus the following factors should be considered carefully in evaluating an investment in shares of Common Stock offered by this Prospectus.

Risks Associated With Indebtedness
              Leverage As of December 31, 1997 the Company had outstanding approximately $20,545,000 in long term mortgage indebtedness and $4,605,000 under its Revolving Credit facility. Upon completion of the offering and use of the proceeds contemplated hereby, the ratio of debt to shareholders' equity will be approximately ______________.

              Near Term Maturity of Indebtedness The Company is subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. A portion of the Company's mortgage indebtedness will become due by 2002, requiring payments of $3,966,000 in 1999,$874,000 in 2000 and $1,283,000 in 2002. From 1999 through 2008 the Company will have to refinance an aggregate of $16,988,000.

              Because only a small portion of the principal of the Company's mortgage indebtedness will be repaid prior to maturity and the Company does not plan to retain sufficient cash to repay such indebtedness at maturity, it will be necessary to refinance debt through additional debt refinancing or equity offerings. If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect cash available for distributions to stockholders. If prevailing interest rates, or other factors at the time of refinancing result in higher interest rates on refinancing, the Company's interest expense would increase, which would adversely affect the Company's payments of cash distributions to Common stockholders. Further, if a property or properties are mortgaged to collateralize payment of indebtedness and the Company is unable to meet mortgage payments, the property or properties could be foreclosed upon by the mortgagee with a consequent loss of income and asset value to the Company. Even with respect to non-recourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including environmental liabilities.

              No Limitation on Debt. The governing instruments of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could permit the Company to become too highly leveraged, which could adversely affect the Company.

Real Estate Investment Risks
              General. Income from real property investments and the Company's resulting ability to make cash distributions to Common stockholders may be affected by the general economic climate, by changes in the national and/or regional economic climate, competitive factors, changing consumer habits or retailing trends and changing demographics and traffic patterns. In addition real estate values may be affected by such factors as government regulations, interest rate levels, availability of financing, zoning or tax laws, and potential liability under environmental and other laws.

              Dependence on Rental Income. A significant percentage of all of the Company's income is derived from rental income from the Properties. As a result, the Company's income and ability to make cash distributions to Common stockholders would be adversely affected if the tenant of a material property (a property which accounts for more than 10% of the Company's aggregate gross revenues) or a significant number of tenants were unable to meet their obligations to the Company or if a significant amount of space at the Company's Properties became vacant. In the event of a default by a tenant, the Company may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on the Company.

              Market Illiquidity Real estate investments are relatively illiquid. Therefore, the Company is limited in its ability to vary its portfolio in response to economic changes and may encounter difficulty in disposing of properties when tenants vacate (either at the expiration of the applicable lease or otherwise).

     Competition. Numerous companies compete with the Company in seeking properties for acquisition.

              Investment in Mortgages. Although the Company has successfully invested in mortgages in the past, it has no current plans to invest in mortgages. If the Company were to invest in mortgages in the future, it would be subject to the risks of such investments, which include the risk that borrowers may not be able to make debt service payments or pay principal when due and the risk that the value of the mortgaged property may be less than the amount owed.

Adverse Consequences of Failure to Qualify as a REIT.

              Taxation as a Corporation. The Company believes that it has operated so as to qualify as a REIT under the Internal Revenue Code ("Code") since its organization. Qualification as a REIT involves the application of technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding capital gains). In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is relying on the opinion of Brinberg and Lundy, counsel to the Company, to the effect that the Company has been organized in conformity with the requirements under the Code and that the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT. See "Federal Income Tax Considerations." Such legal opinion is based on various assumptions and factual representations by the Company regarding the Company's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the Internal Revenue Service.

              If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to stockholders. See "Federal Income Tax Considerations - Failure to Qualify."

              REIT Distribution Requirements and Potential Impact of Borrowings. To obtain the favorable tax treatment associated with REIT's qualifying under the Code, the Company generally will be required each year to distribute to its stockholders at least 95% of its net taxable income. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years.

              Difference in timing between the receipt of income, the payment of expenses and the inclusion of such income and the deduction of such expenses in arriving at taxable income, or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments, could require the Company, to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Company might need to borrow funds in order to avoid adverse tax consequences even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

Risks Associated with Preferred Stock "Put" Option.

              The Company has 808,776 shares of Redeemable Convertible Preferred Stock ("Preferred Stock") outstanding. The Preferred Stock affords the preferred stockholders the option to "put" the Preferred Stock to the Company at a price of $16.50 per share during the ninety day period commencing July 1, 1999. It is not contemplated that any Preferred Stock will be converted to Common Stock unless the conversion rate is favorable. At the current market price for the Company's Common Stock, the conversion rate is not favorable. Preferred stockholders may determine to retain Preferred Stock because of the dividend rate ($1.60 per annum per share) and/or because of the conversion feature. See "Description of Capital Stock, Preferred Stock." However, if all the Preferred Stockholders exercise the "put" option the cost to the Company will be $13,344,804. The Company may be forced to borrow funds, on a secured or unsecured basis, to cover the payment due as a result of exercise of the "put" option or might have to dispose of properties upon disadvantageous terms to cover such payment. There is no assurance that loans will be available for this purpose, when the funds are required, or that interest rates will be acceptable at that time.

Environmental Risks

              Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with contamination. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership, operation and management of real properties, the Company, may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substance and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. For a more complete discussion of environmental regulation affecting the Properties, see "Properties-Environmental Matters."

              Management believes that environmental studies made with respect to substantially all of the Properties have not revealed environmental liabilities that would have a material adverse effect on the Company's business, results of operations and liquidity. However, no assurances can be given that existing environmental studies with respect to any of the Properties reveal all environmental liabilities, that any prior owner of a Property did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist (or may exist in the future) as to any one or more Properties. If such a material environmental condition does in fact exist (or exists in the future), it could have an adverse impact upon the Company's financial condition, results of operations and liquidity.


Conflicts of Interest

           The Company's policy is that it will not engage in any transaction with any director, officer, principal stockholder or affiliate of a director, officer or principal stockholder without the approval of a majority of the directors of the Company, including a majority of the independent directors. In addition, the Company will not acquire a property from or dispose of a property to any director, officer or principal stockholder or affiliate of a director, officer or principal stockholder without a "fairness" or similar opinion from an investment banker or real estate appraiser that the transaction is fair, competitive and commercially reasonable. Reference is made to the caption "Certain Relationships and Related Transactions" for a discussion of transactions between the Company and entities affiliated with officers, directors or principal stockholders or affiliates thereof.

           There is no assurance that the Company's conflicts of interest policy has or will successfully eliminate the influence of potential conflicts of interest, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Dependence on Key Personnel

           The Company is dependent on the efforts of Fredric H. Gould, Chairman of the Board, and Matthew Gould, President and Chief Executive Officer. Neither devotes full time to the affairs of the Company, but both devote such time as is necessary to carry out their respective duties. Loss of the services of either of them could have an adverse effect on the business of the Company. Neither has an employment agreement with the Company.

                                THE COMPANY

General

              The Company is a self administered and self managed real estate investment trust ("REIT") incorporated under the laws of Maryland on December 20, 1982. The primary business of the Company is to acquire, own and manage improved, free standing, commercial real estate operated by the lessee under a long-term net lease. Its focus is the acquisition, ownership and management of improved real property leased to retail businesses under long term commercial net leases. The Company, from time to time, will acquire and own improved commercial real estate net leased to a corporation or government agency and improved real property (such as a multi family apartment building, office building or industrial building) leased under a long-term lease to an operator. Under the typical net lease and long-term lease, rental and other payments to be made by the lessee are payable without diminution for any reason. The lessee, in addition to its rent obligation, is generally responsible for payment of all charges attributable to the property, such as real estate taxes, assessments, water and sewer rents and charges, governmental charges and all utility and other charges incurred in the operation of the property. The lessee, is also generally responsible for maintaining the property, including ordinary maintenance and repair and restoration following a casualty or partial condemnation. The rental provisions in a net lease transaction may include, but may not be limited to, rent payable on a stepped basis (rentals increase at specified intervals), an indexed basis (rentals increase pursuant to a formula such as the consumer price index), a percentage basis (minimum rental payments plus additional rentals in the form of participation in the sales derived from the business conducted at the property), or a combination of the foregoing.

Investment Policy

         The Company's business strategy is focused on acquiring improved, commercial property subject to a long-term net lease which has scheduled rent increases. The Company's investment policies, as articulated in its by-laws, as amended, are as follows:

         Types of Investments - The Company is permitted to invest in any type of real property, mortgage loans (and in both cases in interests therein) and other investments of any nature, without limitation, provided such investment does not adversely affect the Company's ability to qualify as a REIT under the Internal Revenue Code. No limitation is set on the number of properties or mortgage loans in which the Company may invest, the amount or percentage of the Company's assets which may be invested in any specific property or on the concentration of investments in any geographic area in the United States. The Company may consider investments in any type of real property and in mortgage loans secured by real property; however as stated above, the current investment policy of the Company is to invest in improved, commercial real estate under long term net lease. The Company does not intend to make construction loans or loans secured by mortgages on undeveloped land. Although it has not done so in the past, the Company may issue securities in exchange for properties which fit its investment criteria. The Company intends to pursue a national operating strategy, but does not intend to purchase properties located outside of the United States.

             After termination of any lease relating to any of the Company's Properties (either at lease expiration or early termination), the Company will seek to relet or sell such Property in a manner which will maximize the return to the Company, considering the income and residual potential of such Property. The Company may also consider the sale or other disposition of any of the Properties prior to termination of the relevant leases if such sale or other disposition appears to be advantageous. The Company may take purchase money obligations as part payment in lieu of cash in connection with any sale and may take into account local custom and prevailing market conditions in negotiating the terms of repayment. It will be the Company's policy to use any cash realized from the sale or other disposition of Properties, net of required distributions to shareholders to maintain its REIT status, in the acquisition of additional Properties.

         Incurrence of Debt - The directors of the Company, in the exercise of their business judgment, are permitted to determine the level of debt and the terms and conditions of any financing or refinancing. There is no limitation on the level of debt which the Company may incur. The Company borrows money, on a secured and unsecured basis, the proceeds of which are used for additional property acquisitions and for working capital purpose.

         The investment objectives of the Company are (i) to provide current income; (ii) to provide the opportunity for increases in income and capital appreciation; and (iii) to protect the Company's capital. In evaluating potential net lease investments, the Company considers, among other factors (i) the intrinsic value of the property, given its location (on a main thoroughfare or artery) and use, (ii) local demographics (population, occupancy levels, rental trends), (iii) the lessee's adequacy from a financial point of view to meet operational needs and lease obligations, (iv) the return on equity to the Company, and (v) potential for capital appreciation. The intrinsic value of the property, essentially its location and the local demographics, are given greater weight in the acquisition process than the tenant's credit worthiness, although the tenant's financial condition is a factor given consideration in the acquisition process.

             From time to time, the Company may invest in shares of another REIT or in the shares of an entity not involved in real estate investments, provided that any such investment does not adversely affect the Company's ability to qualify as a REIT under the Internal Revenue Code. If the Company makes any investments in shares of another entity in the future, it will make the investment in such a way that it will not be treated as an investment company under the Investment Company Act of 1940. The Company does not intend to underwrite the securities of other issuers.

Credit Agreement

             On March 1, 1996 the Company entered into a revolving credit agreement ("Credit Agreement") with Bank Leumi Trust Company of New York ("Bank Leumi"). Borrowings under the Credit Agreement are used to provide the Company with funds to acquire properties. The Credit Agreement matures February 28, 1999 with a right for the Company to extend the Credit Agreement until February 29, 2000. Bank Leumi has agreed to advance up to $5,000,000 on a revolving basis and has agreed to a total of $15,000,000 facility (including the $5,000,000 that Bank Leumi has committed for) on a pro rata participating basis. In June, 1997, First Bank of the Americas (now Commercial Bank of New York) joined in the Credit Agreement to the extent of $4,000,000. Accordingly, the total availability under the Credit Agreement is $9,000,000. The Company pays interest under the Credit Agreement at the rate of prime plus 1/2% on funds borrowed on an interest only basis, except that the net proceeds of certain events (e.g., sale of property, financing of properties) must be applied to reduce the loan.

             As collateral for any advances taken by the Company under the Credit Agreement, the Company has pledged the stock of each of its subsidiaries and the wrap around mortgage the Company holds on a property located on East 16th Street in New York City (see "Mortgages Receivable" below). The Company has agreed to maintain at least $250,000 on deposit with Bank Leumi.

             The Credit Agreement contains affirmative and negative covenants including a covenant that (i) through February 28, 1999 the Company's net worth will not be less than the greater of $28,000,000 and two times the revolving credit loans outstanding and thereafter the $28,000,000 increases to $30,000,000; (ii) that cash flow for each fiscal year through the 1998 fiscal year shall be at least $3,000,000, increasing to $3,4000,000 for the 1999 fiscal year and thereafter, and (iii) at least two of Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould shall be involved in the day to day management of the Company.

Mortgages Receivable

             In 1992 and 1993, during a severe downturn in the real estate markets nationally, the Company took advantage of opportunities to purchase mortgages receivable at a discount and to originate a mortgage loan, all of which resulted in the Company generating above average yields to maturity. The Company has not acquired or originated any receivables since January, 1995. The only significant mortgage receivable outstanding at December 31, 1997 is as follows:

     - On July 30, 1993, the Federal Deposit Insurance Corporation ("FDIC") sold to an entity related to the Company, a $23,000,000 first mortgage secured by an office building located on East 16th Street in Manhattan, New York. The sale was made by the FDIC pursuant to public auction. The successful bidder paid
$19,000,300 for the mortgage, which carries an interest rate of 8% per annum. The office building which secures this mortgage is owned by a partnership in which Gould Investors L.P., an affiliated entity, is a general partner and owns substantially all partnership interests. See "Certain Relationships and Related Transactions" for a discussion of the affiliation of Gould Investors L.P. and certain persons affiliated with Gould Investors L.P. with the Company. Simultaneously with the closing an unrelated party advanced $13,181,000, the Company advanced $6,080,000 (including closing costs), and the mortgage was severed into a first mortgage of $13,181,000 paying interest at 9-1/2% per annum held by such unrelated party and a subordinate wrap mortgage of $9,819,000 held by the Company. Both the first mortgage and wrap mortgage mature in 2005 at which time the first mortgage will have been fully amortized and the wrap mortgage will have a principal balance of approximately $4,000,000. The principal balance of the wrap mortgage held by the Company was $7,974,030 at December 31, 1997 and the principal balance, after discount, was $5,653,412 at December 31, 1997.

     The building which secures the first mortgage and the wrap mortgage is net leased to the City of New York. The lease expires in 2005 with one renewal option of five years. The City has a limited right to terminate the lease. The first mortgage and the wrap mortgage are nonrecourse.

                                   PROPERTIES

             The Company, at December 31, 1997, owned fee title to 36 properties and a "sandwich" lease position with respect to one property. The 36 properties (referred to herein collectively as the "Properties" and individually as a "Property") are located in 14 states.

             The following sets forth certain information relating to the Company's Properties.

                                                                                                                   RENEWAL
                                                                                  NET      CURRENT                 OPTIONS
                                                                                RENTABLE    ANNUAL    EXPIRATION   (NUMBER
PROPERTY LOCATION         TENANT             PROPERTY TYPE      LAND AREA        SQ. FT.     RENT        DATE      OF YEARS)
-----------------         ------             -------------      ---------       --------     ----        ----     ----------

I45 Service Road and
Mount Houston Road                            Freestanding                                                         5 (25
Houston, TX               The Kroger          Retail            2.665 Acres      38,448    $149,947    3/7/00      years)
                          Company


5600 Britton Pkwy.        Kittle's Home       Freestanding                                                         5 (25
Columbus, OH              Furnishing Center,  Retail            6.228 Acres      93,978    $738,764   11/30/2011   years)
                          Inc.(1)


13751 S. Tamiami          Barnes & Noble      Freestanding                                                         4 (20
Trail, Ft. Myers, FL      Superstores,Inc.    Retail            31,315 Sq.Ft.    29,993    $467,000   1/31/17      years)
                          (2)


1987 Mt. Zion Rd.         The Sports          Freestanding                                                         4 (20
Clayton County, GA        Authority, Inc.     Retail            5.5 Acres        50,400    $390,600   10/31/14     years)


9000 E. Peakview Ave.     Gart Bros.          Freestanding                                                         3 (15
Greenwood Village, CO     Sporting Goods      Retail            3.2 Acres        45,000    $423,000   1/31/16      years)
                          Company


490 Oakbend Drive         Just For            Freestanding                                            10/31/16     2 (10
Lewisville, TX            Feet, Inc.          Retail            1.9768 Acres     21,043    $355,559                years)


6933 Lee Highway          K Mart              Freestanding                                                         8 (40
Chattanooga, TN           Corporation(3)      Retail            6.3 Acres        72,897    $399,238   11/30/06     years)

1st Ave. NE & Hwy.100     Ultimate            Freestanding                                                         4 (20
Cedar Rapids, IA          Akquisition Corp.   Retail            1.52 Acres       15,400    $157,850   6/30/15      years)
                          (3)






                                                                                                                       RENEWAL
                                                                                   NET         CURRENT                 OPTIONS
                                                                                 RENTABLE      ANNUAL    EXPIRATION    (NUMBER
PROPERTY LOCATION         TENANT             PROPERTY TYPE      LAND AREA         SQ. FT.       RENT        DATE       OF YEARS)
-----------------         ------             -------------      ---------        -------        ----        ----       ---------

900 Central Texas Hwy.    Hollywood           Freestanding                                                              2 (10
Killeen, TX               Entertainment Corp. Retail            48,177 Sq.Ft.     8,000       $141,200     6/30/10      years)



US Highway 59             Hollywood           Freestanding                                                              2 (10
Rosenberg, TX             Entertainment Corp. Retail            34,000 Sq.Ft.     8,000       $111,800     1/31/10      years)


                                              Gasoline Svc.
                                              Station with
5600 S. Cedar Street      Total               Freestanding                                                              2 (20
Lansing, MI               Petroleum, Inc.     Retail            53,733 Sq.Ft.     7,807       $67,792      5/31/11      years)


                                              Gasoline Svc.
                                              Station with
4384 Kalamazoo Ave.       Total               Freestanding                                                              2 (20
Kentwood, MI              Petroleum, Inc.     Retail            45,745 Sq.Ft.     6,434       $45,067      5/31/11      years)


                                              Gasoline Svc.
                                              Station with
1499 S. Lincoln Road      Total               Freestanding                                                              2 (20
Flint, MI                 Petroleum, Inc.     Retail            59,242 Sq.Ft.     7,335       $89,427      5/31/11      years)


                                              Gasoline Svc.
                                              Station with
1504 Center Avenue        Total               Freestanding                                                              2 (20
Essexville, MI            Petroleum, Inc.     Retail            68,882 Sq.Ft.     6,980       $56,829      5/31/11      years)

                                              Gasoline Svc.
                                              Station with
112 Ashman Circle         Total               Freestanding                                                              2 (20
Midland, MI               Petroleum, Inc.     Retail            24,000 Sq.Ft.     6,067      $77,218       5/31/11      years)






                                                                                                                        RENEWAL
                                                                                    NET      CURRENT                    OPTIONS
                                                                                  RENTABLE    ANNUAL       EXPIRATION   (NUMBER
PROPERTY LOCATION         TENANT              PROPERTY TYPE     LAND AREA          SQ. FT.     RENT          DATE      OF YEARS)
-----------------         ------              -------------     ---------         -------      ----          ----      ---------

                                              Gasoline Svc.
                                              Station with
6500 Pierson Road         Total               Freestanding                                                              2 (20
Flint, MI                 Petroleum, Inc.     Retail            74,910 Sq.Ft.    13,145      $97,102        5/31/11     years)


                                              Gasoline Svc.
                                              Station with
7492 Gratiot Road         Total               Freestanding                                                              2 (20
Saginaw, MI               Petroleum, Inc.     Retail            63,557 Sq.Ft.     8,781      $60,284        5/31/11     years)


                                              Gasoline Svc.
                                              Station with
2046 28th Street          Total               Freestanding                                                              2 (20
Wyoming, MI               Petroleum, Inc.     Retail            75,080 Sq.Ft.    10,506      $64,012        5/31/11     years)


                                              Gasoline Svc.
                                              Station with
901 South US 27           Total               Freestanding                                                              2 (20
St. Johns, MI             Petroleum, Inc.     Retail            36,382 Sq.Ft.     6,588      $76,401        5/31/11     years)


1050 Columbia Ave.        Total               Freestanding                                                              2 (20
Battle Creek, MI          Petroleum, Inc.     Retail            30,451 Sq.Ft.     6,813      $67,629        5/31/11     years)


                                              Gasoline Svc.
                                              Station with
1988 South Cedar          Total               Freestanding                                                              2 (20
Imlay City, MI            Petroleum, Inc.     Retail            66,278 Sq.Ft.     8,883      $96,926        5/31/11     years)






                                                                                                                        RENEWAL
                                                                                    NET       CURRENT                   OPTIONS
                                                                                 RENTABLE     ANNUAL       EXPIRATION   (NUMBER
PROPERTY LOCATION         TENANT              PROPERTY TYPE     LAND AREA         SQ. FT.      RENT          DATE       OF YEARS)
-----------------         ------              -------------     ---------        -------       ----          ----       ---------

                                              Gasoline Svc.
                                              Station with
279 Baldwin Street        Total               Freestanding                                                               2 (20
Jennison, MI              Petroleum, Inc.     Retail            62,795 Sq.Ft.     8,767       $58,946       5/31/11      years)

                                              Gasoline Svc.
                                              Station with
3210 Plainfield Ave.      Total               Freestanding                                                               2 (20
Grand Rapids, MI          Petroleum, Inc.     Retail            44,283 Sq.Ft.     7,869       $54,814       5/31/11      years)



                                                                                 126 rental
                                                                                 units and
119 Madison Avenue        Sanford             Multifamily                        6 retail
New York, NY              Realty              Apt. House/       14,658 Sq.Ft.    stores       $550,000      2/28/38     (5)
                          Associates,         Retail
                          Inc.

                                                                                 375,000 Sq.
                                                                                 Ft. + 21,000
7007 N.W. 37 Ave.         United States       Industrial                         Sq.Ft.                                 2 (30
Miami, FL                 Cold Storage, Inc.  Building(6)       12.5 Acres       Mezzanine    $425,000      4/30/10     years)

                                                                                 Two-Screen
                                                                                 Theatre
2131 6th Avenue           Twin                Freestanding                       Containing
Seattle, WA               78 Associates       Movie Theatre     19,480 Sq.Ft.    1445 Seats   $18,000       12/31/51     --
                          (7)

6660 Broughton Ave.       Woodside            Industrial                                                                 3 (75
Columbus, OH              78 Associates       Building          246,936 Sq.Ft.   55,370       $42,000       6/30/04      years)
                          (7)



                                                                                                                        RENEWAL
                                                                                   NET        CURRENT                   OPTIONS
                                                                                 RENTABLE     ANNUAL      EXPIRATION    (NUMBER
PROPERTY LOCATION         TENANT              PROPERTY TYPE     LAND AREA         SQ. FT.      RENT          DATE       OF YEARS)
-----------------         ------              -------------     ---------        -------       ----          ----       ---------

                          Athens Food
US Hwy. 25 Bypass         Systems, Inc. an    Freestanding                                                               1 (10
Greenwood, SC             Arby Franchise      Retail            25,359 Sq.Ft.     2,755      $74,000        2/28/10      years)


8824 Ranier Avenue        Payless Shoe        Freestanding                                                               3 (15
Seattle, WA               Source, Inc. (8)    Retail            15,625 Sq.Ft.     3,038      $53,078        12/31/01     years)


1205 E. El Dorado St.     Payless Shoe        Freestanding                                                               4 (20
Decatur, IL               Source, Inc. (8)    Retail            24,396 Sq.Ft.     3,060      $46,000        12/31/01     years)


5670 W. 3500 St. S.       Payless Shoe        Freestanding                                                               3 (15
West Valley, UT           Source, Inc. (8)    Retail            16,563 Sq.Ft.     3,200     $56,733         12/31/01     years)


1101 Gartland Ave.        Payless Shoe        Freestanding                                                               1 (2)
Nashville, TN             Source, Inc.        Retail            16,117 Sq.Ft.     3,053     $27,477         12/31/99     years)


329 E. 47th Street        Payless Shoe        Freestanding                                                               3 (15
Chicago, IL               Source, Inc. (8)    Retail            3,500 Sq.Ft.      3,065     $41,496         12/31/01     years)

2818 N. Court Road                            Freestanding                                                               2 (6
Ottumwa, IA               Hy-Vee, Inc.        Retail            13,020 Sq.Ft.     3,072     $19,200         12/31/99     years)


2837 E. Ledbetter Dr.     Abdelsalam          Freestanding                                                               1 (5
Dallas, TX                Salaheddin          Retail            14,270 Sq.Ft.     3,060     $21,600         6/30/02      years)


628 W. 14th Street                            Freestanding
Chicago Heights, IL       Vacant              Retail            14,028 Sq.Ft.     3,062       --             --           --

951 State Avenue                              Freestanding
Kansas City, KS           Vacant              Retail            17,875 Sq.Ft.     3,120       --             --           --




     (1) Masco Corporation guarantees 25% of the basic rent during the original lease term.

(2) The lease is guaranteed by Barnes & Noble, Inc.

(3) KMart Corporation has subleased the entire space to Rhodes, Inc.

(4) This lease is guaranteed by Ultimate Electronics, Inc.

     (5) If tenant converts the property to cooperative ownership, the lease term is extended for 150 years from the date of conversion.

     (6) The Company holds a "sandwich" lease position. It is the tenant under a master lease and Landlord under an operating lease.

     (7) The Company leases these properties to unrelated third parties. The Seattle property is leased by the Company's tenant to United Artists Theatre Circuit, Inc., and the Columbus Property to the Kroger Company.

     (8) The May Department Store Company was the original tenant under these leases and remains contingently liable under these leases.

Additional Information Concerning Certain Of The Properties
             As of September 30, 1997, three of the Properties owned by the Company and one property acquired in November, 1997 either had a book value equal to or greater than 10% of the total assets of the Company or revenues which accounted for more than 10% of the Company's aggregate gross revenues. Set forth below is additional information with respect to such Properties.

Columbus, Ohio Property

Description of Columbus, Ohio Property
             The Columbus, Ohio Property, constructed in 1996, is located at 5600 Britton Parkway, West of 1-270. The property is in a suburb of Columbus, approximately 12 miles Northwest of downtown Columbus. This 6.228 acre property is improved with a 93,978 square foot furniture showroom/retail store, of which 97,328 is located on grade and 3,400 is mezzanine office space. The property contains 270 parking spaces.

Description of Columbus, Ohio Property Lease
     Lease Term: The Property is leased to Kittles' Home Furnishing Center, Inc. ("Kittles") for a fifteen year term expiring November 30, 2011. The Tenant has five successive five year renewal options.

Amounts Payable Under the Columbus, Ohio Lease
     The basic annual rental is $738,764 through November 1999, increasing to $807,267 per annum for the period December 1999 to November 2002 and increasing every three years thereafter during the original term.

             The lease is a triple net lease and requires the Tenant to pay, in addition to basic annual rent, all real estate taxes, assessments, insurance, common area maintenance and structural and non-structural repairs.

Maintenance and Modifications

             The tenant is required to keep the Property in good condition and repair, including all structural and non-structural portions (roof, foundations, floors, building systems) and all sidewalks, landscaping, driveways.

             The tenant is precluded from making any structural alterations to the building and building systems, and to the exterior of the building, without Landlord's prior consent which is not to be unreasonably withheld or delayed.
Tenant is permitted to make interior non-structural alterations without Landlord's consent, subject to the satisfaction of certain conditions specified in the lease.

Insurance

             Landlord is required to carry fire, extended coverage, vandalism, and malicious mischief and similar risk insurance insuring the Property (excluding Tenants merchandise, trade fixtures, equipment and other personal property) for the full replacement value. Tenant is to reimburse Landlord for Landlord's annual premium costs. Tenant is required to carry liability insurance.

Damage to or Condemnation of Columbus, Ohio Property

     If the building is damaged or destroyed by fire or other casualty Landlord, within 120 days is required to commence repair and within 210 days restore the building to substantially the condition it was in prior to the casualty.

       In the event any portion of the building is taken by eminent domain so that Tenant is unable to carry on its business in substantially the same manner as prior to the taking, then the lease shall terminate at the election of either Landlord or Tenant. If more than 20% of the parking area is taken by condemnation, Tenant has the right to terminate the lease as of the date of taking. If, after a taking by eminent domain, neither Landlord or Tenant elects to terminate the lease, Tenant shall remain in the portion of the building not taken, Landlord is required to restore the remaining portion to a complete unit of like quality and character and rental payments are to be adjusted on an equitable basis. If Landlord is required to restore it is not required to spend more for the restoration that it received in the condemnation as an award, less any amount paid to a mortgagee.

Mortgage
             In December, 1997 the Company obtained a $4,325,000 non-recourse first mortgage loan from Lehman Brothers Holding, Inc. The mortgage bears interest at 7.33% per annum and matures in December, 2007. The mortgage is being amortized based on a 30 year amortization schedule. Assuming no payment is made on the principal in advance of the maturity date, the principal balance due at maturity will be approximately $3,762,536. The Company has the option of prepaying this mortgage in whole or in part provided it pays a prepayment premium of _______.

Madison Avenue Property

Description of Madison Avenue Property
             The Madison Avenue Property, located on East 30th Street and Madison Avenue in New York, New York, is improved with two multi-family residential properties - a twelve story elevator building and a seven story elevator building, containing an aggregate of 126 apartments and ground floor retail stores. The property is located in mid-Manhattan, in primarily a commercial area, with some residential and hotels. The two buildings are located on a 14,658 square foot plot of land, have frontage on both Madison Avenue and East 30th Street, and were constructed separately and subsequently joined. The properties were constructed in about 1910 and substantially renovated in approximately 1988.

Description of Madison Avenue Lease
             Lease Term The Madison Avenue Property, owned in fee by the Company, is leased to an unaffiliated entity for a term expiring February 28, 2038. If tenant exercises its rights to convert the property to cooperative ownership then effective with the assignment of the lease the lease can be extended for 150 years. To the Company's knowledge, the tenant is not contemplating a cooperative conversion at the present time.

             Amounts Payable Under the Madison Avenue Property Lease The basic annual rental is $550,000 increasing to $600,000 in 1999 and by $50,000 each five years thereafter. If the conversion option is exercised, the basic annual rent is fixed for ten years from the date of conversion at the basic annual rental then being paid, increasing by $75,000 each ten years thereafter. If the conversion option is exercised, the Company is to receive a conversion premium which the Company has agreed to divide 50-50 with BRT Realty Trust, provided the conversion takes place on or before June 14, 2004. The Company acquired this property from BRT Realty Trust, an affiliated entity, in June 1994. See "Certain Relationship and Related Transactions."

     The lease is a net lease and requires Tenant to pay, in addition to basic annual rent, all real estate taxes and all utility and other charges applicable to the property during the term.

             Maintenance and Modifications Tenant, at its expense, is required to make all structural and non-structural repairs and is required to maintain the property in good repair and condition, reasonable wear and tear excepted.

             Tenant is permitted, under the lease, to make structural and non-structural alterations, improvements and additions provided (i) any such alteration, improvement or addition does not materially adversely affect the structural integrity the buildings or the value of the property, or any interest of Landlord and does not include structural demolition, and (ii) if the anticipated cost exceeds a specified amount (currently $150,000 increasing $50,000 each ten years commencing with 1999) tenant is to give landlord prior notice and furnish landlord with such information as landlord may reasonably request. In any event tenant can't demolish any structural portions of the buildings without consent of landlord. The lease specifies other tenant obligations prior to tenant commencing alterations, improvements or additions.

             Insurance Tenant is required to maintain fire insurance, with extended coverage, in an amount equal to 100% of replacement value, exclusive of footings and foundations with the deductible not to exceed $25,000, increasing every five years by the increase in the consumer price index. Tenant is also required to maintain rent insurance, comprehensive general public liability insurance, elevator and boiler insurance, and such other insurance, in such amounts, as reasonable required by landlord. In the opinion of the Company's management this property is adequately covered by insurance.

             Damage to or Condemnation of Madison Avenue Property In the event of a casualty, tenant at its expense, whether or not the insurance proceeds are sufficient, is required to repair the damage and restore, replace and rebuild the premises, at least to the extent of the value and as near as possible to the character prior to the casualty.

             If there is a condemnation of all or substantially all the premises, Tenant may elect to terminate the lease, and in such event the lease shall terminate on the date the condemning authority takes title to the property. In the event of a condemnation of all or substantially all the property, the award is to be divided between landlord and tenant in the proportion each party's interest in the premises bears to the aggregate value of both party's interest in the property, as determined by arbitration, provided the landlord is to receive as a priority payment an amount equal to the fixed annual rent then being paid under the lease multiplied by 10, with interest from the date of taking and then tenant is to receive the greater of (i) the sum of all amounts paid by tenant for capital improvements, not to exceed $3,000,000 and (ii) all unpaid principal and interest and other sums due on any leasehold mortgage.

             If there is a partial taking tenant, at its sole expense, is to repair and reconstruct the premises. Any award is to be applied to such repair and reconstruction, and if the award exceeds the cost of repair and reconstruction, the excess is divided between Landlord and Tenant as provided in the Lease.

             Mortgage Simultaneously with its purchase of the property in June, 1994 the Company obtained a $4,250,000 non-recourse first mortgage loan from M&T Real Estate, Inc. The mortgage bears interest at 8.75% per annum during the initial 5 year term. The Company has an option to renew the mortgage for an additional five year term upon payment of a 1% extension fee. The interest rate during the extension period will be the greater of 8.75% or 275 basis points above U.S. Treasuries as defined in the mortgage agreement. The mortgage is being amortized based on a 24 year amortization schedule. At September 30, 1997, there was a principal balance of $4,122,873 due on this mortgage. Assuming no payment is made on principal in advance of the maturity date, the principal balance due at maturity will be approximately $3,960,000. The Company has the option of prepaying this mortgage in whole or in part provided that it pays a prepayment premium of 2% if prepaid prior to June 14, 1998, decreasing to 1% thereafter and if the Company exercises its option during the five year extension period, the prepayment premium is 5% in the first year, decreasing by 1% each year thereafter during the extended term.

     The Tenant has the right to mortgage its leasehold position under terms and conditions set forth in the lease. Any fee mortgage on the premises is to be superior to any leasehold mortgage.

Total Petroleum Properties

Description of Total Petroleum Properties
             Although  the  Total  Petroleum   Properties  consist  of  thirteen
separate properties located in various towns and cities in the State of Michigan, they are considered as one property for the purpose of determining if they are "materially important" real properties. The Total Petroleum Properties are all service stations and include gasoline pumping islands, a service area and a retail building used as a convenience store.

Description of Total Petroleum Leases

             Lease Term The Total Petroleum Properties have 13 separate but identical leases dated as of May 15, 1991 (Total Petroleum Leases). The primary lease term for the Total Petroleum Properties is 20 years ending on May 31, 2011. Total Petroleum has the right to extend the leases for two 10 year renewal terms, but the renewal option can only be exercised on an all or none basis. The Total Petroleum Leases contain a cross default provision which provides that on a monetary default resulting in the termination of a lease, the Landlord has a right to terminate any or all of the other leases.

             Amounts Payable under the Total Petroleum Leases The combined annual rent for all 13 properties is $912,456 through May 14, 1998, increasing by 3% each May 15th throughout the term of the lease. The leases are net leases, which requires Total to pay all real estate taxes, assessments, and all utility charges.

             Maintenance and Modifications Total Petroleum is required, at its expense, to maintain the Total Petroleum Properties in good repair and is responsible to keep each property in reasonably clean condition. The Tenant at its sole expense may make any non-structural alterations, additions, replacements or improvements to the property without the landlord's consent. The lessee is required to obtain the landlord's prior written consent for structural alterations, additions, replacements or improvements which consent will not be unreasonably withheld.

             Insurance Total Petroleum is required to maintain insurance at its expense providing for fire with standard extended risk coverage to the extent of the full replacement cost. So long as the tenant's net worth exceeds $100,000,000 the deductible may be that which is provided in Total Petroleum's master corporate insurance policy, and if its net worth falls below $100,000,000 then the deductible shall not exceed $250,000 without landlord's consent. In Management's opinion the Total Petroleum Properties are adequately covered by insurance.

             Damage to or Condemnation of Property If any of the Total Petroleum Properties is damaged or destroyed by fire or other casualty there is to be no rent abatement and Total Petroleum is required to repair and restore the premises in a reasonable diligent manner. If, however, the premises are rendered untenantable, Total Petroleum may terminate the lease in which event it shall pay to the Company an amount sufficient to restore the premises to the condition existing as of the date the lease was executed, reasonable wear and tear excepted.

             If all or any part of any of the properties is taken by condemnation so as to render the remaining portion of the property unsuitable for lessee's business, then the rent due under the lease shall be equitably adjusted until such time as the tenant provides landlord with written notice that it elected to terminate the lease. If however, the tenant does not vacate the property within ninety days of such taking then it is conclusively presumed that such taking is not extensive enough to render the premises unsuitable for Total Petroleum's business. In the event of a taking, damages awarded are payable as follows: (i) Total Petroleum is entitled to a portion of the award attributable to the value of its leasehold and (ii) landlord is entitled to the value of its reversion. In allocating between the value of the leasehold and the reversion, the value of improvements and betterments made by the lessee is to be equitably divided between leasehold and reversion. Each party is entitled to file a claim in any condemnation proceeding.

             Option to Purchase Total Petroleum has been granted an option to purchase all locations at fair market value, excluding the value of the improvements made by it. This option may be exercised during the last six months of the term of the lease. Fair market value is to be determined by an appraisal process.

             Right of First Refusal Total Petroleum has been granted a right of first refusal to purchase a Total Petroleum Property from the Company for the same purchase price and on the same terms and conditions as a bona fide offer to purchase received by the Company from an unrelated party which is engaged in, or plans to engage in the business of selling petroleum products, which offer the Company intends to accept.

             Mortgage The Total Petroleum Properties are owned free and clear of mortgages.

Fort Myers, Florida Property

Description of Fort Myers, Florida Property
             The Fort Myers property is located at 13751 South Tamiami Trail (US Highway 41 and Daniels Road), a developed commercial/retail area in Lee County. The property, part of the Market Square Shopping Center, is approximately 6 miles south of the Fort Myers downtown business district. The property is approximately .72 acres with parking rights to the entire Market Square Shopping Center. The property is improved with a 29,993 square foot, free standing single story retail store completed in 1996, leased to Barnes & Noble Superstores, Inc. The superstore is a prototypical Barnes & Noble Superstore, selling at discount hard cover and paperback books of all types, computer software, CD's and tapes and containing a Starbucks Coffee shop.

Description of Barnes & Noble Lease

     Lease Term The property is leased to Barnes & Noble Superstores, Inc. pursuant to a net lease which has an initial term of 20 years expiring November 2016 The Tenant has the right to extend the lease for 4 additional 5 year terms.

             Amounts Payable Under the Lease The annual fixed rent under the lease is $467,000 for the first five years, $513,000 for years 6 through 10, $559,000 for years 11 through 15 and $605,000 for years 16 through 20. The lease requires the tenant to pay all real estate taxes, assessments, water and sewer and utility charges and other governmental charges.

             Maintenance and Modifications The Company is not required to make any alterations, reconstructions, additions, improvements or repairs of any kind to the property. Tenant is required to maintain the property and make all repairs, structural and non-structural. The tenant cannot make alterations to the building without the Company's consent, which is not to be unreasonably withheld, but tenant can make exterior and interior non-structural alterations without landlord's consent provided tenant complies with all legal requirements.

             Insurance Tenant is required to carry at its expense all risk insurance covering the building and improvements to the extent of their full replacement value, boiler and machinery insurance, and liability insurance. In management's opinion, this property is adequately covered by insurance.

             Damage to or Condemnation of Property If the premises is damaged by fire or other casualty and the premises cannot be repaired and restored within eighteen months of the casualty or if the casualty occurs during the last three years of the term, or any renewal term, such that the cost of rebuilding or repairs exceeds 20% of the replacement cost, tenant or landlord may terminate the lease, but if landlord exercises its right to terminate, tenant can void such exercise by exercising any right it may have to extend. If the lease cannot be or is not terminated after a casualty then tenant at its cost shall rebuild or repair the premises, and all insurance proceeds are to be applied to the cost of rebuilding or repair.

             In the event of a condemnation of any part of the building or a substantial portion of the premises tenant shall have the right, subject to the Company's right to substitute compatible parking and/or facilities (a) to terminate the lease as of the date of taking, or (b) continue the lease with an appropriate rent reduction. If tenant does not or may not elect to terminate the lease, the tenant shall restore the premises remaining after the taking and the Company shall make the condemnation proceeds, or as much thereof as is necessary for the reconstruction, available to tenant. In the event of termination of the lease because of condemnation both landlord and tenant can seek to recover compensation and damage from the condemning authority for injury or loss sustained by them.

             Mortgage The Fort Myers property is encumbered by a first mortgage held by SouthTrust Bank of Alabama, National Association in the original principal amount of $3,250,000. The loan bears interest at 7.8% per annum and matures January 1, 2004. The loan provides for amortization over 25 years. As of September 30, 1997 the principal amount due on the mortgage was $3,223,227. Assuming no payment is made on principal in advance of the maturity date, the principal balance due at maturity will be approximately $2,889,000. The Company has the right to prepay this mortgage but there shall be due at the time of prepayment a premium equal to the amount required to compensate the mortgagee for its loss of investment (a yield maintenance formula).

Lease Expirations
             The following table sets forth scheduled lease expirations for all leases for the Properties as of December 31, 1997.

                                                        Current
                                     Net Rentable       Annual        % of Rents
                                     Square Feet        Rents Under  Represented
Year of Lease     Number of Leases   Subject to         Expiring     By Expiring
Expiration (1)       Expiring        Expiring Leases    Leases (2)      Leases
----------           --------        ---------------    ----------      ------

1998                  0                         -              -             -
1999                  2                     6,125       $ 46,677          0.86%
2000                  1                    38,448        149,947          2.75%
2001                  4                    12,363        209,039          3.84%
2002                  1                     3,060         21,600          0.40%
2003                  0                         -              -             -
2004                  1                    55,370         42,000          0.77%
2005                  0                         -              -             -
2006                  1                    72,897        359,640          6.59%
2007                  0                         -              -             -
2008                  2                   920,144      4,628,468          84.8%


             (1) Lease expirations assume tenants do not exercise existing renewal options.

             (2) Reflects monthly base rent provided for under terms of each expiring lease as in effect on December 31, 1997 multiplied by 12 and does not take into account any contractual rent escalations.

Indebtedness
             The following table sets forth certain information regarding the mortgage indebtedness of the Company as of December 31, 1997.

                                     CURRENT
                          INTEREST  PRINCIPAL   PROJECTED ANNUAL        MATURITY       BALANCE DUE
PROPERTY LOCATION          RATE     AMOUNT      INTEREST PAYMENTS        DATE(1)       AT MATURITY
-----------------          ----     ------      -----------------        -------       -----------
                                     (000)          (000)                                 (000)

Columbus, OH               7.33%    $4,325             321               1/1/08        3,762
Fort Myers, FL             7.80%    $3,210             252               1/1/04        2,881
Clayton County, GA         8.45%    $2,363             198               9/1/06        1,960
Greenwood Village, CO      8.75%    $2,671             232               3/31/06       2,254
Lewisville, TX             8.75%    $1,572             135               1/1/17            0
Cedar Rapids, IA           8.5%     $  952              80               12/31/00        874
Killeen, TX                9.1%     $  715              64               8/14/02         667
Rosenberg, TX              8.55%    $  677              57               12/5/02         616
New York, NY               8.75%    $4,062             352               6/14/99       3,966



(1) Assumes the Company does not extend any mortgage pursuant to the terms of the mortgage.

 Competition

        The Company faces competition for the acquisition of net leased properties from other REITs, investment companies, insurance companies, pension funds and private individuals, some of whom have greater resources than the Company. The Company also faces indirect competition from institutions that provide or arrange for other types of commercial financing, such as traditional mortgage financing and traditional bank financing. The Company believes that its management's experience in real estate mortgage lending, credit underwriting and transaction structuring allows it to compete effectively for properties.

Environmental Matters

        Under various federal, state and local environmental laws, regulations and ordinances, current or former owners of real estate, may be required to investigate and clean up hazardous or toxic chemicals, substances or waste or petroleum product or waste (collectively, "Hazardous Materials") released on, under, in or from such property, and may be held liable to governmental entities or to third parties for certain damage and for investigation and clean-up costs incurred by such parties in connection with the release or threatened release of Hazardous Materials. Such laws typically impose responsibility and liability without regard to whether the owner knew of or was responsible for the presence of Hazardous Materials, and the liability under such laws has been interpreted to be joint and several under such circumstances. The Company's leases generally provide that the tenant is responsible for all environmental liability and for compliance with environmental regulations relating to the tenant's operations. Such a contractual arrangement does not eliminate the Company's statutory liability or preclude claims against the Company by governmental authorities or persons who are not a party to such an arrangement. Contractual arrangements in the Company's leases may provide a basis for the Company to recover from the tenant damages or costs for which the Company has been found liable.

        The cost of investigation and clean-up of Hazardous Materials on, under, in or from property can be substantial, and the fact that the property has had a release of Hazardous Materials, even if remediated, may adversely affect the value of the property and the owner's ability to sell or lease the property or to borrow using the property as collateral. In addition, some environmental laws create a lien on a property in favor of the government for damages and costs it incurs in connection with the release or threatened release of Hazardous Materials, and certain state environmental laws provide that such a lien has priority over all other encumbrances on the property or that a lien can be imposed on other property owned by the responsible party. Finally, the presence of Hazardous Materials on a property could result in a claim by a private party for personal injury or a claim by a neighboring property owner for property damage.

        Other federal, state and local laws and regulations govern the removal or encapsulation of asbestos-containing material when such material is in poor condition or in the event of building remodeling, renovation or demolition. Still other federal, state and local statutes, regulations and ordinances may require the removal or upgrading of underground storage tanks that are out of service or out of compliance. In addition, federal, state and local laws, regulations and ordinances may impose prohibitions, limitations and operational standards on, or require permits, approvals and notifications in connection with the discharge of wastewater and other water pollutants, the emission of air pollutants and operation of air polluting equipment, the generation and management of Hazardous Materials, and workplace health and safety. Non-compliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. Furthermore, if there is a violation of such requirement in connection with a tenant's operations, it is possible that the Company, as the owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation.

        The Company typically undertakes an investigation of potential environmental risks when evaluating an acquisition. Where warranted, Phase I and/or Phase II assessments are performed by independent environmental consulting and engineering firms. Phase I assessments do not involve subsurface testing, whereas Phase II assessments involve some degree of soil and/or groundwater testing. The Company may acquire a property which is known to have had a release of Hazardous Materials in the past, subject to a determination of the level of risk and potential cost of remediation. The Company normally requires property sellers to indemnify it against any environmental problem existing as of the date of purchase. Additionally, the Company normally structures its leases to require the tenant to assume all responsibility for environmental compliance or environmental remediation relating to the tenants operations at the Property and to provide that non-compliance with environmental laws is deemed a lease default.

        Except for the environmental remediation undertaken by the Company at the Total Petroleum Properties, the Company has not been notified by any governmental authority of or become aware of non-compliance, liability or other claim in connection with any of the Properties.

        In 1991, when the Company entered into lease agreements relating to 13 Total Petroleum Properties, the Company deposited $2,000,000 with an independent escrow agent, to cover remediation costs relating to environmental problems discovered at certain of the Total Petroleum Properties. The agreement between the Company and Total Petroleum limits the Company's maximum cost to $350,000 per location, with any excess cost being the responsibility of Total Petroleum. There are currently two locations which will require additional remediation efforts. As of December 31, 1997 there is approximately $801,000 held by the escrow agent, which the Company deems adequate.

Regulations and Insurance

        Americans With Disabilities Act and Similar Laws. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although management of the Company believes that the Properties are substantially in compliance with present requirements of the ADA, the Company has not conducted and does not presently intend to conduct an audit or investigation to determine its compliance. There can be no assurance that the Company will not incur additional costs in complying with the ADA.

        Additional legislation may place further burdens or restrictions on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, but are not expected to have a material effect on the Company.

        Insurance. Under their leases, the Company's tenants are responsible for providing adequate insurance on the Properties they lease. The Company believes the Properties are covered by adequate fire, flood and property insurance.

Legal Proceedings

        Neither the Company nor the Properties are presently subject to any material litigation nor, to the Company's knowledge, is any material litigation threatened against the Company or the Properties, other than routine litigation arising in the ordinary course of business, which collectively are not expected to have a material adverse effect on the business, financial condition or results of operations of the Company.

                         Use of Proceeds

        The Company intends to use the proceeds derived from this Rights Offering, net of expenses of approximately $50,000, to repay debt of $4,605,000 due under its Credit Agreement and for working capital purposes. The funds allocated to working capital will be used primarily for property acquisitions. Pending use of such proceeds the Company will invest such proceeds in short term income-producing investments which are consistent with the Company's qualification for taxation as a real estate investment trust.

                    PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

        The Company's Common Stock trades on the American Stock Exchange under the symbol OLP. The following table sets forth the high and low prices for the Common Stock of the Company as reported by the American Stock Exchange and the per share cash distributions paid by the Company on the Common Stock during each quarter of the years ended December 31, 1995, 1996 and 1997.


                                                           DISTRIBUTIONS
1995                       HIGH         LOW                PER SHARE
----                       ----         ---                ---------

First Quarter             10-7/8       10-1/4                 $.125
Second Quarter            12-3/4       10-1/4                  $.30
Third Quarter             13-3/4       12-1/4                  $.30
Fourth Quarter            14-1/8       12-3/4                  $.30*


1996

First Quarter             14-1/8       13                      $.30
Second Quarter            13-5/8       13-5/8                  $.30
Third Quarter             13-1/2       12-5/8                  $.30
Fourth Quarter            13-1/2       12-5/8                  $.30*


1997

First Quarter             13-3/4       12-3/4                   $.30
Second Quarter            13-3/4       13-1/4                   $.30
Third Quarter             14           13-1/8                   $.30
Fourth Quarter            14-5/8       13-5/8                   $.30*


*A cash distribution of $.30 was paid on the Common Stock on January 3, 1996, January 2 ,1997 and January 5, 1998. These distributions are reported as being paid in the fourth quarter of the prior year.

     On _______________, 1998, the closing sale price of the Common Stock as reported by the ASE was $________ per share. As of _______________, 1998 the approximate number of holders of record of the Common Stock was ______.

        In the future, the Company's ability to make cash distributions to its stockholders will be affected by a number of factors, including the revenues received from its Properties, the operating expenses of the Company, the interest expense incurred on outstanding indebtedness, and the ability of tenants to meet their obligations under leases. One or more of the foregoing factors could limit the Company's ability to maintain distributions at the current level.

        Management believes that the amount of cash not distributed will be sufficient to cover: (i) costs associated with the renewal or replacement of current tenants as their leases expire, (ii) recurring capital expenditures that will not be reimbursed by tenants and, (iii) unforeseen cash needs. The expected amount of distributions will not allow the Company, using only cash from operations, to retire all of its debt when due, and therefore the Company will be required to seek additional debt or equity financings, and/or sell Properties, to repay such debt.

        Distributions by the Company to the extent of its current or accumulated earnings and profits for Federal income tax purposes, other than capital gain dividends, will be taxable to stockholders as ordinary dividend income. Capital gain dividends generally will be treated as long-term capital gains. Distributions in excess of earnings and profits generally will be treated as a non-taxable reduction of the stockholders' basis in the stock to the extent thereof, and thereafter as taxable gain. Distributions treated as non-taxable reduction in basis will have the effect of deferring taxation until the sale of a stockholder's capital stock. For a discussion of the tax treatment of distributions to holders of shares of capital stock, see "Federal Income Tax Considerations--Taxation of Taxable U.S. Stockholders."

                        CAPITALIZATION

        The following table sets forth the Company's unaudited capitalization as of September 30, 1997, after giving effect to Gould Investors L.P. fully exercising its Basic Subscription Right relating to 392,981 Shares of Common Stock and exercising its Over-Subscription Privilege for 423,434 shares. The information set forth in the following table should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                            September 30, 1997
                                                            ------------------
                                                           Historical   Pro Forma
                                                           ----------   ---------

Mortgages and other notes payable                         $18,283,523  $16,283,523

Redeemable Convertible  Preferred Stock $1.00
   par value, $1.60 cumulative annual
   dividend, 2,300,000 shares authorized;
   808,776 shares issued and outstanding (1)               13,067,750   13,067,750
Stockholders' equity(1)
  CommonStock,  $1.00 par value,
  25,000,000  shares  authorized;  1,544,314 and
  2,360,639 shares issued and outstanding,
  respectively                                              1,544,314    2,360,729
  Paid-in capital                                          14,268,741   23,403,410
  Net unrealized gain on available-for-sale
     securities                                               172,793      172,793
  Accumulated undistributed income                          2,169,158    2,169,158
                                                            ---------    ---------
        Total stockholders' equity                         18,155,006   28,106,090
                                                           ----------   ----------
             Total capitalization                         $49,506,279  $57,457,363
                                                          ===========  ===========

--------------


     (1) The Redeemable Convertible Preferred Stock has a stated liquidation preference of $16.50 per share and is convertible into .825 of a share of Common Stock. The holders of the Redeemable Convertible Preferred Stock have a right to "put" it to the Company at $16.50 per share during the ninety day period commencing July 1, 1999.

     (2) Does not include (i) 44,000 shares of Common Stock reserved for issuance under the 1989 and 1996 Stock Option Plans and (ii) 667,240 shares of Common Stock reserved for issuance upon conversion of the Redeemable Convertible Preferred Stock.

SELECTED FINANCIAL DATA
        The following are highlights of the Company's operations which are derived from the audited financial statements of the Company for the years ended December 31, 1996, 1995, 1994, 1993, and 1992, and the unaudited financial statements of the Company for the nine months ended September 30, 1997 and 1996.


                                                         YEAR ENDED DECEMBER 31,
STATEMENT INCOME DATA                  1996              1995               1994              1993              1992
---------------------                  ----              ----               ----              ----              ----

-Revenues                             $5,511,556     $4,890,962           $4,041,378         $3,348,419      $2,967,919
-Gain on Sale
 of Investments
 and real estate                              --             --                   --            168,631         303,130
-Provision for
 Valuation
 Adjustment and
 Impairment                             (659,000)              --                 --           (258,744)             --
-Net Income                            2,173,952        3,096,302          2,861,137          2,435,269       2,436,315
 Calculation of
 net Income
 Applicable to
 Common
 Stockholders:
-Net Income                            2,173,952      3,096,302            2,861,137          2,435,269       2,436,315
-Less: Dividends
  and Accretion
  of Preferred
  Stock                                1,448,359      1,446,519            1,444,703          1,442,907       1,442,372
-Net Income
 Applicable
 to Common
 Stockholders                           $725,593      $1,649,783          $1,416,434           $992,362        $993,943
-Weighted Average
 Number of Common
 Shares
 Outstanding                           1,447,413      1,409,371            1,356,989          1,338,619       1,338,619
-Net Income Per
 Common Share                               $.50           $1.17               $1.04               $.74             .74
-Cash Distributions
 Per Share of:
  -Common Stock                            $1.20           $1.03                $.86               $.94            $.70
  -Preferred Stock                         $1.60           $1.60               $1.60              $1.60           $1.60



                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 31,
Income Statement Data                                    1997         1996
---------------------                                    ----         ----
-Revenues                                             $4,625,875     $3,976,831
-Gain on Sale of Investments
 and real estate                                         599,251             --
-Provision for Valuation
 Adjustment and Impairment                                    --       (459,000)
-Net Income                                            2,285,265      1,735,697
-Calculation of Net Income
 Application to Common
 Stockholders:
-Net Income                                            2,285,265      1,735,265
-Less:  Dividends and
 Accretion on Preferred
 Stock                                                 1,087,488      1,086,094
-Net Income Applicable
 to Common Stockholders                               $1,197,777       $649,603
-Weighted Average Number
 of Common Shares
 Outstanding                                           1,511,042      1,439,051
-Net Income Per
 Common Share                                               $.79           $.45
-Cash Distributions Per
 Share of:
 -Common Stock                                              $.90           $.90
 -Preferred Stock                                          $1.20          $1.20



                                                       DECEMBER 31,
STATEMENT DATA                       1996                1995               1994              1993              1992
--------------                       ----                ----               ----              ----              ----

Balance Sheet Data
-Total Real
 Estate
 Investments, Net                $42,889,213        $24,797,472          $10,996,534         $5,627,909         $6,271,828
-Investments in
 US Government
 Obligations and
 Securities                               --          1,274,747            3,972,256          4,856,453         13,954,329
-Mortgages and
 Note Receivables                  6,049,033          7,564,716           16,096,224         17,274,039         10,614,040
-Total Assets                     52,522,988         38,040,246           37,652,773         32,383,674         32,339,558
-Total Liabilities                21,987,633          7,532,267            7,680,937          3,360,236          3,199,045
-Redeemable
 Convertible
 Preferred Stock                  12,950,792         12,796,475           12,643,998         12,493,337         12,344,472
-Total Stock-
 holders' Equity                  17,442,841         17,711,504           17,327,838         16,530,101         16,796,041






                                           SEPTEMBER 30,
STATEMENT DATA                        1997               1996
--------------                        ----               ----

Balance Sheet Data
-Total Real
 Estate
 Investments,
 Net                             $41,325,983        $34,797,472
-Investments in
 US Government
 Obligations and
 Securities                               --            705,123
-Mortgages and
 Note Receivables                  5,942,138          6,082,076
-Total Assets                     50,762,437         45,378,004
-Total Liabilities                19,539,681         14,769,160
-Redeemable
 Convertible
 Preferred Stock                  13,067,750         12,912,039
-Total Stock-
 holders' Equity                  18,155,006         17,554,334


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

             The Company's primary sources of liquidity are cash generated from operating activities, cash and cash equivalents, funds available under a revolving credit facility (of which $7,000,000 was available at September 30, 1997) and funds obtainable from mortgages to be secured by real estate investments.

             In March, 1996 the Company entered into a $5 million revolving credit agreement ("Credit Agreement") with Bank Leumi Trust Company of New York ("Bank Leumi"). Under the terms of the Credit Agreement the Company can add additional lenders to provide a maximum total facility of $15,000,000. In June 1997, the Company closed on a $4,000,000 participation interest with Commercial Bank of New York (formerly First Bank of the Americas), increasing the total facility to $9,000,000. Borrowings under the Credit Agreement will provide the Company with funds, when needed, to acquire additional properties. The Credit Agreement matures February 28, 1999 with a right for the Company to extend the Credit Agreement until February 29, 2000.

             The Company is currently in discussions concerning the acquisition of additional net leased properties. Cash provided from operations and the Company's cash position will provide funds for cash distributions to shareholders and operating expenses. These sources of funds, as well as funds available under the Credit Agreement, will provide funds for future property acquisitions. It will continue to be the Company's policy to make sufficient cash distributions to shareholders in order for the Company to maintain its real estate investment trust status under the Internal Revenue Code.

             In connection with the lease agreements with Total Petroleum, Inc. ("Total Petroleum") consummated in 1991, the Company agreed to expend certain funds to remediate environmental problems at certain locations net leased to Total Petroleum. It was agreed that the net cost to the Company would not exceed $350,000 per location, with any excess being the responsibility of Total Petroleum. At that time the Company deposited $2,000,000 with an independent escrow agent to insure compliance by the Company with its obligations with respect to the environmental clean up. The escrow agent held approximately $881,000 as of September 30, 1997, which the Company deems adequate to cover any additional environmental costs at the Total Petroleum locations.

             There will be no effect on the Trust's liquidity relating to the year 2000 issue because during 1997 the Trust acquired computer hardware and software to handle the companies accounting and real estate management. The computer software is capable of handling all issues relating to the year 2000.

RESULTS OF OPERATIONS

Nine months ended September 30, 1997 and 1996
             As a result of the acquisition of five properties in 1996 and one property in 1997 rental income increased by $1,108,383 to $3,949,729 for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. The properties acquired in 1996 were acquired at various times between April and November 1996; accordingly, two of such properties (purchased in the last quarter of 1996), and the property acquired in 1997, contributed to rental income for only a portion of the 1996 nine month period. Rental income for the 1997 nine month period was negatively affected by the vacancy of two properties effective January 1, 1997, (one of these properties was sold in January 1997 and the other in May 1997) and the sale of a third property in August 1997.

     The decrease in interest income from related parties of $295,466 from $921,462 in the nine months ended September 30, 1996 to $625,996 in the 1997 nine month period is substantially due to the payoff in full of a senior note receivable during August 1996.

             Interest and other income decreased to $50,150 in the current nine month period from $214,023 in the prior nine month period due to a combination of factors including a decrease in interest earned on U.S. Government securities resulting from the sale of such securities, the proceeds of which were used to purchase properties.

             Increases in depreciation and amortization expense of $271,005 for the nine months ended September 30, 1997 to $754,580 results primarily from depreciation on properties acquired during 1996. Also contributing to the increase was the amortization of capitalized costs incurred in connection with the Company's credit facility and placing mortgages on its properties.

             The increase in interest-mortgages payable to $1,157,027 in the current nine month period from $557,880 in the prior nine month period is due to interest paid on mortgages placed on properties acquired during 1996. Interest-bank note payable amounted to $96,771 during the nine months ended September 30, 1997 resulting from borrowings under the Credit Agreement. Such interest amounted to $15,418 during the 1996 comparable period. Borrowings under the Credit Agreement were made to facilitate property acquisitions.

             During the nine months ended September 30, 1996 the Company determined that the estimated fair value of certain of its properties were lower than the carrying amount and thus recorded a provision for valuation adjustment for the difference. The valuation adjustment was $459,000 for the nine months ended September 30, 1996, covering three properties. Two of these properties were sold during the nine months ended September 30, 1997 and one property is vacant. There were no comparable provisions taken in 1997.

             On August 5, 1997, a property owned by a limited liability company in which the Company is a significant member was sold and a gain of $599,251 was realized on the sale. The Company's share of the gain is $383,915 (after the minority interest share of the gain of $215,336).

Comparison of Years ended December 31, 1996 and 1995
             In view of the Company's acquisition of nineteen properties in 1995 and five properties in 1996, rental income increased by $1,512,831 to $4,178,288 for the year ended December 31, 1996 from $2,665,457 for the year ended December 31, 1995. The straight-lining of rents during the year ended December 31, 1996 contributed $218,961 to the increase in rental income.

             The decrease in interest income from related parties of $746,112 for the year ended December 31, 1996 from $1,878,262 for the year ended December 31, 1995 to $1,132,150 for the year ended December 31, 1996 is substantially due to accelerated principal collections during 1995 on a senior note receivable which resulted in unusually large amortization of the discount on such note during 1995 and additionally, resulted in a substantial decrease in interest earned on such note during 1996. This note was collected in full during August 1996. Also contributing to the decrease in interest earned was the payoff in full during March 1996 of an $845,000 mortgage receivable.

             Interest and other income decreased to $201,118 in 1996 from $333,303 in 1995 primarily due to a decrease in interest earned on U.S. Government securities resulting from the sale of such investments, the proceeds of which were used to purchase properties.

             A $232,946 increase in depreciation and amortization expense to $712,591 results from depreciation on properties acquired during 1995 and 1996. Also contributing to the increase was the amortization of capitalized costs incurred in connection with the Company obtaining a bank credit facility and placing mortgages on its properties.

             The increase in interest-mortgages payable from $453,684 in 1995 to $891,953 in 1996 is due to interest paid on mortgages placed in connection with property acquisitions during 1995 and 1996. Interest - bank note payable amounted to $110,185 during 1996 resulting from borrowings under a revolving credit agreement.

             General and administrative costs of $663,201 reflect an increase of $86,264 from the prior year expense of $576,937 and is due to a combination of factors including various fees and other costs incurred with the implementation and maintenance of the Company's distribution reinvestment plan and an increase in professional fees.

             At December 31, 1996 the Company owned five properties leased to a chain of retail stores, all of which leases expired on December 31, 1996. Two of those properties were under contract of sale on December 31, 1996, one was relet and two became vacant. The Company is actively seeking a buyer or tenant for the two vacant properties. The Company has recorded a provision for valuation adjustment on the two properties under contract of sale since the sales prices are lower than their carrying amounts and thus the Company has taken a provision for the difference. The total provision taken on these five properties amounts to $659,000. There was no comparable provision taken in 1995.

Comparison of Years ended December 31, 1995 and 1994
             Total revenues increased to $4,890,962 for the year ended December 31, 1995 from $4,041,378 for the year ended December 31, 1994. The increase of approximately $850,000 is the result of a substantial increase in rental income, offset in part by decreases in interest, dividends and other income, resulting form Management's decision during 1994 to concentrate on investments in improved real estate net leased on a long term basis. Rental income increased by $1,682,084, from $983,373 in 1994 to $2,665,457 in 1995, primarily due to rents earned on sixteen properties acquired from Gould Investors L.P. ("Gould") in January 1995 ("January 1995 Transaction") and four other properties acquired during 1995 and 1994. Interest income from related parties decreased from $2,361,013 in 1994 to $1,878,262 in 1995, principally due to the extinguishment of a mortgage receivable as part of the January 1995 Transaction. The decrease was partly offset by an increase in the discount amortization of a senior note during 1995.

             Dividends from related party decreased to $13,940 in 1995 from $270,000 in 1994 due to the transfer of preferred shares of BRT Realty Trust as part of the January 1995 Transaction. Interest and other income decreased to $333,303 in 1995 from $462,992 in 1994 primarily due to a decrease in the amount received or accrued from the Michigan Underground Storage Tank Fund Administration.

             The $242,804 increase in depreciation and amortization from $236,841 in 1994 to $479,645 in 1995 results substantially from depreciation on properties acquired during 1995 and 1994. The decrease in interest - mortgages payable from $484,440 in 1994 to $453,684 in 1995 is the net result of the elimination of interest paid on a $2,753,700 mortgage which was fully repaid in March 1995, offset by interest paid on new mortgages obtained in connection with property acquisitions during 1995 and 1994.

             Effective January 1, 1995, the Company became self-managed, thereby eliminating the management fee. In connection with the January 1995 Transaction, the Company must pay annual fixed leasehold rent on one property of $289,000 through April 2010. There was no such expense in 1994.

             General and administrative costs increased in 1995 to $576,937 from $355,874 in 1994 substantially due to salary and related payroll costs for the Company's President, as the Company converted to self-management effective January 1995. To a lesser extent, the increase results from additional payroll charges, as the Company's level of activity increased.

                                                MANAGEMENT

     Directors and Executive Officers. The following sets forth information with respect to the directors and executive officers of the Company:

    NAME                                     AGE      POSITION WITH THE COMPANY

Fredric H. Gould                             62       Chairman of the Board

Joseph Amato                                 61       Director

Charles Biederman                            64       Director

Arthur Hurand                                81       Director

Marshall Rose                                61       Director

Matthew Gould                                38       President and Chief
                                                      Executive Officer

Simeon Brinberg                              64       Vice President

David W. Kalish                              51       Vice President and
                                                      Chief Financial Officer

Nathan Kupin                                 83       Senior Vice President

Jeffrey Gould                                33       Vice President

Mark H. Lundy                                36       Secretary

Seth D. Kobay                                43       Vice President and
                                                      Treasurer

Karen Dunleavy                               39       Vice President, Financial


            Fredric H. Gould. Mr. Gould has been Chairman of the Board of the Company since 1989. Mr. Gould has served as Chairman of the Board of Trustees of BRT Realty Trust, a real estate investment trust, since 1984 and Chief Executive Officer of BRT Realty Trust since 1996. Since 1985 Mr. Gould has been a principal executive officer of the managing general partner of Gould Investors L.P., a limited partnership engaged in the ownership and operation of real properties and he also serves as a general partner of Gould Investors L.P. He is President of the advisor to BRT Realty Trust and a director of Sunstone Hotel Investors, Inc.

     Joseph Amato. Mr. Amato has been engaged in real estate development and management for approximately thirty years. He is President of Kent Management Corp.
     Charles Biederman. Mr. Biederman has been executive Vice President of Sunstone Hotel Investors, Inc., a publicly traded REIT engaged in hotel ownership, since 1994. Mr. Biederman has also been engaged in real estate development for more than thirty years and has been President of Woodstone Homes, Inc., engaged in luxury home construction in the Vail, Colorado area for more than the past five years.

            Arthur Hurand. Mr Hurand is a private investor for his own account and has been for more than the past five years. He has been engaged in the ownership and operations of real properties for more than forty years. He is a trustee of BRT Realty Trust.

     Marshall Rose. Mr. Rose has been a director of the Company since 1989. He has been a trustee of the Board of Trustees of BRT Realty Trust since 1986, and served as a general partner of Gould Investors L.P. from 1988 to November 1997. Mr. Rose is also President and Chief Executive Officer of Georgetown Equities, Inc., a real estate consulting firm, and serves as a director of Estee Lauder, Inc. and Golden Book Family Entertainment, Inc.

     Matthew Gould. Mr. Gould has been President and Chief Executive Officer of the Company since 1989. He has been a Vice President of BRT Realty Trust since 1986, a Vice President of the managing general partner of Gould Investors L.P. from 1986 to 1996 and President since 1996. He also serves as a Vice President of the advisor to BRT Realty Trust.

     Simeon Brinberg. Mr. Brinberg has served as Vice President of the Company since 1989. He has been Secretary of BRT Realty Trust since 1983, a Senior Vice President of BRT Realty Trust since 1988 and a Vice President of the managing general partner of Gould Investors L.P. since 1988. He is a director of Witco Corporation.

     David W. Kalish. Mr. Kalish has served as Vice President and Chief Financial Officer of the Company since June 1990. Mr. Kalish is also a Vice President and Chief Financial Officer of BRT Realty Trust and Vice President and Chief Financial Officer of the managing general partner of Gould Investors L.P. since June 1990. For more than five years prior to June 1990, Mr. Kalish, a certified public accountant, was a partner of Buchbinder Tunick & Company, certified public accountants.

            Nathan Kupin. In addition to serving as a Senior Vice President of the Company since 1989, Mr. Kupin has been a Trustee and Vice President of BRT Realty Trust since 1983. He is also Vice Chairman of the Board of Directors of the managing general partner of Gould Investors L.P. and a director of the advisor to BRT Realty Trust.

     Jeffrey Gould. Mr. Gould has been a Vice President of the Company since 1989. Mr. Gould was a Vice President of BRT Realty Trust from January 1988 to March 1993, Executive Vice President and Chief Operating Officer of BRT from March 1993 to March 1996, and President and Chief Operating Officer since March 1996. Mr. Gould has served as a Trustee of BRT Realty Trust since March 1997.

            Mark H. Lundy. In addition to being Secretary of the Company since June 1993, Mr. Lundy has been a Vice President of BRT since April 1993 and a Vice President of the managing general partner of Gould Investors L.P. since July 1990. Prior to July 1990 he was an associate with the law firm of Dickstein, Shapiro and Moran, Washington, D.C.

     Seth D. Kobay. Mr. Kobay has been Vice President and Treasurer of the Company since August 1994. He has been Vice President and Treasurer of BRT Realty Trust since March 1994 and Vice President of Operations of the managing general partner of Gould Investors L.P. since 1986.

     Karen Dunleavy. Ms. Dunleavy has been Vice President, Financial of the Company since August 1994. She has served as Treasurer of the managing general partner of Gould Investors L.P. since 1986.

            Matthew Gould and Jeffrey Gould are Fredric H. Gould's sons.

            Board of Directors and Committees
            The Company is managed by a five member Board of Directors, a majority of whom are independent of the Company's management. Messrs. Amato, Biederman and Hurand comprise the Company's current independent directors (the "Independent Directors"). The Board of Directors is divided into three classes serving staggered three-year terms. The Board is composed of two Class 1 directors (Messrs. Gould and Hurand), two Class 2 directors (Messrs. Rose and Biederman), and one Class 3 director (Mr. Amato), whose terms will expire upon the election of directors at the annual meeting of stockholders held following the fiscal years ending December 31, 2000, 1999 and 1998, respectively. At each annual meeting of stockholders, directors will be reelected or elected for a full term of three years to succeed those directors whose terms are expiring.

            Audit Committee. The Board of Directors has established an Audit Committee consisting of Messrs. Amato, Biederman and Hurand. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with independent public accountants the results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent accountants, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls.

     Compensation Committee Interlocks. The Compensation Committee consists of Messrs. Beiderman and Hurand, neither of whom is or has been an officer or employee of the Company. Messrs. Biederman and Fredric Gould serve as directors of Sunstone Hotel Investors, Inc. and Messrs. Hurand, Fredric Gould and Rose are trustees of BRT Realty Trust. For a description of the background of each of these individuals, see "--Directors and Executive Officers."

Compensation of Directors. The Company compensates its directors, who are not officers of the Company, with fees for their services as directors. The fee paid to each of such directors currently is $10,000 annually.

           Limitation of Liability. The Company's Articles of Incorporation provides that to the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors and officers, no director or officer shall be liable to the Company or its stockholders for money damages.

                              EXECUTIVE COMPENSATION


Summary Compensation Table
            The following summary compensation table includes information with respect to compensation paid and accrued by the Company for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, 1996 and 1995 for the Chief Executive Officer of the Company. No executive officer of the Company other than the Chief Executive Officer received, directly or indirectly, annual compensation in 1997, 1996 or 1995 in excess of $100,000.


                                Summary Compensation Table
                                    Annual Compensation                  Long Term Compensation
                                                                         Awards
                                                   Other                     Securities/
                                                   Annual      Restricted    Underlying Payouts
Name and Principal              Salary    Bonus    Compen-       Stock       Options/    LTIP       All Other
       Position       Year        $       $(2)     sation (1)   Awards($)    SARs(#)    Payout($)  Compensation (3)
-----------------   ---------  -------   -------- -----------   ---------    -------    --------   ----------------

Matthew J. Gould      1997     $140,000          0     -         -           -          -          $9,600
  President and       1996     $132,000          0     -         -           -          -         $10,578
  Chief Executive     1995     $125,000    $25,000     -         -           -          -          $8,789
  Officer (3)

----------



     (1) The only type of Other Annual Compensation for the Chief Executive Officer was reimbursement to REIT Management Corp., an affiliated entity, for an allocated portion of pension expense paid for the Chief Executive Officer (see footnote 3 below).

     (2) The $25,000 bonus reflected for 1995 was awarded by the Compensation Committee subsequent to completion of the 1995 financial statements and although attributable to 1995 the $25,000 was not paid or accrued until 1996. The Compensation Committee has not yet met to determine 1997 bonuses, to be paid in 1998.

     (3) Represents the amount reimbursed by the Company to an affiliated entity for an allocated portion of the pension expense paid for the Chief Executive Officer.

Stock Option Plan

            The Company's directors adopted a stock option plan on October 16, 1989 covering 110,000 shares ("1989 Plan") and a stock option plan on December 6, 1996 covering 125,000 shares ("1996 Plan"). Both plans were approved by stockholders. Options are granted at per share exercise prices at least equal to the fair market value on the date of grant. Neither the 1996 Plan or the 1989 Plan provides for stock appreciation rights.


Options Granted in 1997


            The following table sets forth information concerning the grant of stock options in 1997 to the Company's Chairman of the Board and President and Chief Executive Officer.


                                  Individual Grants(1)


                                                                                     Potential Realizable
                                      % of Total                                     Value at Assumed
                                       Options                                       Annual Rates of Stock
                                       Granted         Exercise or                   Price Appreciation For
                           Options    to Employees      Base Price                   Option Term (2)
Name                       Granted   in Fiscal Year     ($/sh)      Expiration Date      5%        10%
----                       -------   --------------    ----------   -------------       ----       ----

Fredric H. Gould            4,500           11%          $13.50        3/20/02          $3,037      $6,075
Matthew A. Gould            6,000           15%          $13.50        3/20/02          $4,050      $8,100


(1) Options were granted on March 21, 1997.

(2) These amounts, based on assumed appreciation rates of 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible appreciation of the Company's stock price. These numbers do not take into account certain provisions of options providing for termination of the option following termination of employment, non-transferability or phased-in vesting. The Company did not use an alternate formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Future compensation resulting from option grants is based solely on the performance of the Company stock price.

            The following table sets forth information with respect to the exercise of stock options by the Company's Chairman of the Board and President and Chief Executive Officer in 1997 and the number and value of unexercised options held by each of them at December 31, 1997.

       Stock Options Exercised and Fiscal Year End Option Values in 1997

                                                                 Number of Securities       Value of Unexercised
                                                                Underlying  Unexercised     In-the-Money Options
                             Shares                             Options at Fiscal Year End  at Fiscal Year End (2)
                            Acquired        Value
Name                       on Exercise     Realized(1) Exercisable  Unexercisable    Exercisable    Unexercisable
----                       -----------     ----------- -----------  -------------    -----------    -------------

Fredric H. Gould              9,000        $37,688        1,125         3,375           $5,766           $17,297
Matthew J. Gould                  -              -        1,500         4,500           $7,688           $23,063

----------
     (1) Value realized is the aggregate market value, on the date of exercise, of the shares acquired less the aggregate exercise price paid for such shares.

     (2) Value of unexercised options is the aggregate market value of the underlying shares (based on the closing price on December 31, 1997, which was $14-1/4 per share) less the aggregate exercise price for such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           The following relationships should be noted: Fredric H. Gould, Chairman of the Board of the Company, is Chairman of the Board of BRT Realty Trust, ("BRT"), a General Partner of Gould Investors L.P. ("Gould")and Chairman of the Board and sole shareholder of Georgetown Partners, Inc.,("Georgetown"), managing general partner of Gould. Matthew Gould, President and Chief Executive Officer of the Company, is a Vice President of BRT and President of the Managing General Partner of Gould and Jeffrey Gould, a Vice President of the Company, is President of BRT and Vice President of the corporate managing general partner of Gould. In addition, David W. Kalish, Simeon Brinberg, Nathan Kupin and Mark Lundy, executive officers of the Company, are executive officers of BRT and executive officers of the corporate managing general partner of Gould, and Nathan Kupin also serves as a Trustee of BRT. Marshall Rose is Vice Chairman of the Company and a trustee of BRT and served as a general partner of Gould until November 30, 1997. Arthur Hurand is a director of the Company and a trustee of BRT Realty Trust.

           The Company and related entities, including Gould, occupy common office space and use certain personnel in common. In 1997, $179,260 of common general and administrative expenses, including rent, telecommunication services, computer services, bookkeeping, secretarial and other clerical services and legal and accounting services, were allocated to the Company. This amount includes $43,523, $47,520 and $11,595, allocated to the Company for legal services and accounting services (a portion of which was capitalized) performed by Simeon Brinberg and Mark H. Lundy and David W. Kalish, respectively. The allocation of common general and administrative expenses is computed on a quarterly basis and is based on the time devoted by executive, administrative and clerical personnel to the affairs of each participating entity.

           In January 1992, the Company made a first mortgage loan to Gould in the amount of $1,200,000. The loan, which matured in January, 1995 was extended to January 31, 1997 at an interest rate of 11% and required minimum amortization of $5,000 per month. This mortgage receivable was secured by the commercial space and four cooperative apartments located on East 86th Street, in Manhattan, N.Y. The loan was repaid in full in March, 1996. On the date this transation was entered into by the Company with Gould and when it was extended it was management's judgment that the loan was well secured and provided a yield at least as favorable as could have been obtained from an unrelated third party The President of the Company, who is also an officer of the managing general partner of Gould, presented this opportunity to the Board, which unanimously approved the transaction.

           On February 26, 1993 the Company purchased from an unrelated entity 28.9% of a 16.67% portion of an indebtedness due to various institutions by BRT. The Company paid $3,215,142 for a $4,626,720 share of the principal amount of such indebtedness. The Company paid the same price (i.e., received the same discount) for its portion of the indebtedness as the unrelated entity paid. The debt was brought by the unrelated entity from the Federal Deposit Insurance Corporation ("FDIC") in a competitive public auction. The principal earned interest at prime plus one percent and required minimum principal payments through its maturity date of June 30, 1997. This indebtedness was paid in full in August 1996. This opportunity was brought to the attention of the Company by the officers of BRT because of the beneficial yield to maturity on this investment. The purchase of this indebtedness was approved by the independent directors of the Company.

           On July 30, 1993, as a result of a public auction, the FDIC sold to an entity related to the Company, for a consideration of $19,000,300 a $23,000,000 first mortgage, providing for an interest rate of 8% per annum, secured by an office building located in Manhattan, New York. The office building which secures this mortgage is owned by a partnership in which Gould is the general partner and in which Gould owns substantially all of the partnership interests. Simultaneously with the purchase, $13,181,000 was advanced by an unrelated party, $6,080,000 (which includes closing costs) was advanced by the Company, and the mortgage was severed into a first mortgage of $13,181,000 paying interest at 9 1/2% per annum held by the unrelated party and a subordinate wrap mortgage of $9,819,000 held by the Company. Both the first mortgage and the wrap mortgage mature in 2005 at which time the first mortgage will be fully amortized and the wrap mortgage will have a principal balance of approximately $4,000,000. The Company receives monthly principal and interest payments of $79,318 and at December 31, 1997 its principal balance has been reduced to approximately $7,974,000. The largest aggregate amount outstanding on this indebtedness during 1997 was $8,387,000. Interest income, including amortization of the discount of $334,200, amounted to $832,579 for the year ended 1997. The opportunity to bid for this mortgage was brought to the Company's attention by Fredric H. Gould, an executive officer of the Company and a general partner and executive officer of the managing general partner of Gould. The Company determined the amount of its bid after exploring its ability to obtain financing and then examining the yield to maturity (approximately 14.5% per annum) and the risk. This transaction was approved by the independent directors of the Company. The building which secures the first mortgage and the wrap mortgage is leased to the City of New York. The lease expires in 2005 with an option to renew for an additional five years and provides the City with a limited right of termination. The first mortgage and the wrap mortgage are nonrecourse to the owner of the building.

                     PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Common Stock and Preferred Stock of the Company by each of the Company's executive officers, directors and executive officers and directors as a group, and by all persons known by the Company to be the beneficial owner of more than five percent of the Company's outstanding voting power as of December 31, 1997. To the Company's knowledge, each person identified in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each person listed below is 60 Cutter Mill Road, Great Neck, NY 11021.


                         NUMBER OF SHARES
                         OF COMMON STOCK/       PERCENT OF    PERCENT OF
NAME                     PREFERRED STOCK           CLASS     VOTING POWER
----                     ---------------           -----     ------------

Gould Investors L.P. (1)  392,981/0                24.8/0         19.8
Fredric H. Gould (1) (2)  632,326/7,500            39.9/*         31.9
Matthew Gould (1) (3)     443,901/6,900            28.0/*         22.5
Jeffrey Gould (4)          47,498/3,000             2.9/*          2.6
Marshall Rose (5)         119,751/0                 7.6/0*         6.0
Joseph Amato                  219/0

Charles Biederman         5,000/0                   *             *

Arthur Hurand             32,748/0                  *             *

Karen Dunleavy            850/100(6)                *             *

Simeon Brinberg           9,890/500                 *             *

David W. Kalish           8,300/200                 *             *

Seth Kobay                750(6)                    *             *

Mark Lundy                8,500(6)                  *             *

All Executive Officers and
Directors as a group (13 in
number)                  916,752/18,100(6)     57.8/2.2%        46.5

*  Less than 5%


     (1) Fredric H. Gould is general partner of Gould Investors L.P. and he and Matthew Gould are executive officers of the corporate managing general partner of Gould Investors L.P.

(2) Includes 141,307 shares of Common Stock owned directly, 392,981 shares of Common Stock owned by Gould Investors L.P. and 106,557 owned by entities and trusts over which Mr. Gould has shared voting and dispositive power. Does not include 30,862 shares of Common Stock and 2,800 shares of Preferred Stock owned by Mr. Gould's spouse, as to which shares Mr. Gould disclaims any beneficial interest.

(3) Includes 54,419 shares of Common Stock owned directly, 3,520 shares of Common Stock owned as custodian for minor children (as to which shares Mr. Gould disclaims any beneficial interest), 392,981 shares of Common Stock owned by Gould Investors L.P. and options to purchase 1,500 shares (which are currently exercisable or are exercisable within 60 days). With respect to the Preferred Stock, 1,200 shares are owned as custodian for minor children (as to which shares Mr. Gould disclaims any beneficial interest). Does not include 1,578 shares of Common Stock and 500 shares of Preferred Stock owned by Mr. Gould's spouse, as to which shares Mr. Gould disclaims any beneficial interest.

(4) Includes 976 shares of Common Stock owned as custodian for minor children (as to which shares Mr. Gould disclaims any beneficial interest) and options to purchase 1,500 shares (which are currently exercisable or are exercisable within 60 days). Does not include 976 shares owned by Mr. Gould's spouse, as to which shares Mr. Gould disclaims any beneficial interest.

(5) Includes 8,630 shares of Common Stock owned directly, 1,668 shares owned by trusts over which Mr. Rose has sole voting and dispositive power (as to which shares Mr. Rose disclaims any beneficial interest) and 109,454 shares of Common Stock owned by entities over which Mr. Rose has sole voting and dispositive power.

(6) Includes all currently exercisable options or options which are exercisable within 60 days.



                       DESCRIPTION OF CAPITAL STOCK

            The following summary of the terms of the capital stock of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Company's charter and bylaws.

General
            The charter of the Company provides that the Company may issue up to 27,300,000 shares of capital stock, consisting of 25,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), and 2,300,000 shares of preferred stock, par value $1.00 per share. As of January 3, 1998, 1,574,894 shares of Common Stock and 808,776 shares of Redeemable Convertible Preferred Stock ("Preferred Stock") were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations solely as a result of their status as stockholders.

Common Stock
            Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Common Stock are entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. Holders of shares of Redeemable Convertible Preferred Stock are entitled to receive, when and as declared by the Board of Directors cumulative cash distributions at the annual rate of $1.60 per share in preference to dividends on the Common Stock.

            Each outstanding share of Common Stock entitles the holder to one vote and each outstanding share of Redeemable Convertible Preferred Stock to one-half vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting as one class, can elect all of the directors then standing for election and the holders of the remaining shares of Common Stock and Preferred Stock will not be able to elect any directors.

            Holders of shares of Common Stock have no preference, conversion, sinking fund, redemption, exchange or preemptive rights to subscribe for any securities of the Company.

            Pursuant to the Maryland General Corporation Law, (MGCL) a corporation generally cannot (except under and in compliance with specifically enumerated provisions of the MGCL) dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Company's charter provides for approval of any such action by a majority of the votes entitled to be cast in the matter, except in the case of amendment of the charter provisions relating to removal of directors, classification of the Board of Directors, voting rights of the Common Stock or voting requirements for charter amendments. In addition, a number of other provisions of the MGCL could have a significant effect on the shares of Common Stock and the rights and obligations of holders thereof. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws--Control Share Acquisitions."

Preferred Stock

Dividend Rights
            The holders of the Preferred Stock are entitled to receive, when and as declared by the Company's Board of Directors, cumulative cash dividends at the annual rate of $1.60 per share, payable quarterly on January 1, April 1, July 1 and October 1. Dividends are cumulative and have a preference over dividends on Common Stock and any other junior stock of the Company that may be outstanding from time to time.

Voting Rights
            The holders of Preferred Stock are entitled to one-half vote per share on any matters to be voted upon by the Company's stockholders, including the election of directors. The holders of the Preferred Stock and Common Stock vote as one class. In addition, the holders of the Preferred Stock will have the right to elect two directors as a class in the event of a default in the payment of dividends in an amount equivalent to eight consecutive quarter-annual payments. Without the approval of the holders of at least two-thirds of the outstanding shares of Preferred Stock, additional shares of Preferred Stock cannot be issued and the Charter can not be amended to change the rights of the Preferred Stock or to create any class of stock having a preference as to dividends or assets over the Preferred Stock. Without approval of the holders of at least a majority of the outstanding shares of Preferred Stock, the Company cannot create any additional preferred stock with preferences equal to the Preferred Stock.



Liquidation Rights
            Holders of Preferred Stock have a preference of $16.50 per share plus accrued and unpaid dividends in case of either the voluntary or involuntary liquidation or dissolution of the Company. No distribution ahead of the Preferred Stock will be permitted on the Common Stock or any other junior stock of the Company.

Redemption
            Provided that there is no arrearage in the payment of dividends on the Preferred Stock, the Preferred Stock will be redeemable upon notice, at the option of the Company, at the following prices per share (plus, in each case, accrued and unpaid dividends to the date fixed for redemption): (i) $16.70 per share, if redeemed between July 1, 1997 and June 30, 1998; and (ii) $16.50 per share, if redeemed after July 1, 1998. No sinking fund is required.

"Put" Option

            Holders of Preferred Stock would have a right to require the Company to purchase their shares of Preferred Stock at $16.50 per share, plus accrued and unpaid dividends to the date of such purchase, during a 90 day period commending July 1, 1999.

Conversion Rights
            Each share of Preferred Stock is convertible at any time, at the option of the holder thereof, into 0.825 of a share of Common Stock upon surrender of a share of Preferred Stock. The conversion right is subject to adjustment in certain events, including subdivisions or combinations of Common Stock, declaration of stock dividends, issuance of rights to subscribe for stock or other securities, change of shares of Common Stock into shares of any other class or classes of stock, mergers and consolidations. Upon conversion, no adjustment will be made for cumulative dividends except that any unpaid dividends will constitute a debt of the Company to the converting stockholder. No fractional shares will be issued upon conversion, but in lieu thereof the Company will pay the then market value of any such fraction in cash.

               FEDERAL INCOME TAX CONSIDERATIONS

            The following summary of material federal income tax considerations regarding the Company and the Common Stock being registered by the Company is based on current law. The information set forth below, to the extent that it constitutes matters of law, or legal conclusions, is the opinion of Brinberg and Lundy, tax counsel to the Company, as to the material federal income tax considerations relevant to holders of the Common Stock. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws. The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. The Taxpayer Relief Act of 1997 (the "1997 Act") was enacted on August 5, 1997. The 1997 Act contains many provisions which generally make it easier to operate and to continue to qualify as a REIT for taxable years beginning after the date of enactment (which, for the Company, would be applicable commencing with its taxable year beginning January 1, 1998).

            EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE SHARES OF COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company
           General. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), since inception. The Company believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner.

           These sections of the Code are technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

           In the opinion of Brinberg and Lundy, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has enabled and will enable it to meet the requirements for continued qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various factual assumptions relating to the organization and operation of the Company, and is conditioned upon certain representations made by the Company as to factual matters. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this Prospectus and assumes that the actions described in this Prospectus have been completed as described. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Brinberg and Lundy. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative or administrative action at any time. See "Failure to Qualify."

           If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows: first, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its terms of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary cause of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

           Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

           The Company has satisfied condition (5) and believes that it has issued sufficient shares to allow it to satisfy condition (6). In addition, the Company's charter provides for restrictions regarding ownership and transfer of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such ownership and transfer restrictions are described in "Description of Capital Stock-Restrictions on Ownership, Transfer and Conversion." These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above, primarily (though not exclusively) as a result of fluctuations in value among the different classes of the Company's capital stock. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. See "Failure to Qualify".

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has and will continue to have a calendar taxable year.

           Ownership of Subsidiaries. The Company owns certain of its Properties through subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" (defined as any corporation if 100 percent of the stock of such corporation is held by the REIT at all times during the period such corporation was in existence) shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items of income, etc. (as the case may be) of the REIT. Each of the Company's subsidiaries qualify as "qualified REIT subsidiaries" within the meaning of the Code. Thus, in applying the requirements described herein, the Company's subsidiaries are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as assets, liabilities and items of income, deduction, and credit of the Company.

           Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for taxable years beginning on or before August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

           Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). For the Company's taxable year which begins on January 1, 1998 and for all taxable years thereafter, only partners who own 25% or more of the capital or profits interest in a partnership are included in the determination of whether a tenant is a "Related Party Tenant." Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company has not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant (unless the Board of Directors determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT), (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

           For taxable years of the Company beginning after August 5, 1997, if the Company provides services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received or accrued by the Company for any such services will not be treated as "rents from real property" for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as "rents from real property" if the amounts received in respect of such services, together with amounts received for certain management services, do not exceed 1% of all amounts received or accrued by the Company during the taxable year with respect to such property. If the 1% threshold is exceeded, then all amounts received or accrued by the Company with respect to the property will not qualify as "rents from real property," even if the impermissible services are provided to some, but not all, of the tenants of the property.

           If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "Taxation of the Company - General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% gross income test. In such case, for taxable years beginning before January 1, 1998, the Company would cease to qualify as a REIT.

           Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Company holds it Properties for investment with a view to long-term appreciation, engages in the business of acquiring, owning, and operating the Properties and makes occasional sales of Properties consistent with its investment objectives. There can be no assurance, however, that the IRS might not contend that that one or more of such sales is subject to the 100% penalty tax.

           Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

           After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company has maintained and will continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

           Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company has made and intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     For the Company's taxable year beginning on January 1, 1998 and for all taxable years thereafter, undistributed capital gains may be so designated by the Company and are includable in the income of the holders of Common Shares. Such holders are treated as having paid the capital gains tax imposed on the Company on the designated amounts included in their income as long-term capital gains. Such shareholders would receive an increase in their basis for income recognized and a decrease in their basis for taxes paid by the Company. See "Taxation of Taxable U. S. Shareholders."

      Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

           Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

Failure To Qualify
           If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Taxation of Taxable U.S. Stockholders
           As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

           As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. For purposes of determining whether distributions to holders of Common Stock are of out of current accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Preferred Stock (to the extent of the preferred distribution on such stock), then to the Common Stock.

           Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held his shares of stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

           To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

           For taxable years of the Company beginning after August 5, 1997, U.S. shareholders holding Shares at the close of the Company's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of the Company's taxable year fails, such amounts as the Company may designate in a written notice mailed to its shareholders. The Company may not designate amounts in excess of the Company's undistributed net capital gain for the taxable year. Each U.S. shareholder required to include such a designated amount in determining such shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by the Company in respect of such undistributed net capital gains. U.S. shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. U.S. shareholders will increase their basis in their Shares by the difference between the amount of such includable gains and the tax deemed paid by the shareholder in respect of such gains.

                              THE OFFER

            The Company is issuing offers to holders of record of its Common Stock at the close of business on _______________ (the "Record Date") Rights ("Rights") to subscribe for and purchase shares of Common Stock at the subscription price set forth on the cover page of this Prospectus (the "Subscription Price") pursuant to the Basic Subscription Privilege and Over-Subscription Privilege described below.

Rights to be Issued
            Holders of Common Stock on the Record Date will receive one Right with respect to each share of Common Stock held.

            Rights Certificates: Rights to subscribe are evidenced by non-transferable Rights Certificates, each Certificate evidencing the total number of Rights to which the holder is entitled. Rights Certificates may not be transferred and Rights may not be divided or combined.

            Expiration Date: The Rights expire on 5:00 PM New York City time, on _______________ (the "Expiration Date"). To subscribe, the Rights Certificates and payment must be received by the Subscription Agent, at their offices at:

(the "Offices"), not later than 5:00 PM New York City time, on the Expiration Date. Rights Certificate holders who elect to send their Certificates to the Subscription Agent by mail should allow adequate time for actual receipt prior to the time specified above. Rights Certificates received by the Subscription Agent at the Offices after 5:00 PM New York City time, on the Expiration Date, will not be accepted and will be returned except under the circumstances described under "Exercise and Payment."

Over-Subscription Privilege
            A  holder  who  exercises  his  Rights  may   oversubscribe  at  the
Subscription Price for up to two additional shares of Common Stock for each share of Common Stock purchased by the holder under the Basic Subscription Privilege. ("Over-Subscription Privilege"). Common Stock will be available for purchase pursuant to the Over-Subscription Privilege, if any, to the extent that the maximum of 1,574,894 shares of Common Stock are not subscribed for through the exercise of Rights by the Expiration Date. If the shares of Common Stock so available are not sufficient to satisfy all subscriptions pursuant to the Over-Subscription Privilege, the available shares of Common Stock will be allocated pro rata among the holders of Rights who exercise the Over-Subscription Privilege based upon the proportion that the number of Rights exercised by each holder of Rights who exercises his Over-Subscription Privilege bears to the aggregate number of Rights exercised by all holders of Rights who exercise their Over-Subscription Privilege.

Exercise and Payment
            Rights to subscribe may be exercised by filling in and signing the subscription form on the Rights Certificate and returning the Rights Certificate together with payment in full for all shares of Common Stock subscribed for by mail or otherwise to the Subscription Agent at the Office. Payment in full of the Subscription Price ($_____ per Share) must be received at the Office of the Subscription Agent not later than 5:00 PM New York City time on the Expiration Date. Except in cases of satisfactory late delivery of Rights Certificates provided for in the next paragraph, the Rights Certificates being exercised must accompany such payment. Payment must be made by cashier's check, bank draft or money order and should be made payable to One Liberty Properties, Inc.

            If prior to the Expiration Date the Subscription Agent has received the full Subscription Price, together with a written telegraphic guarantee (use telefax number) from a bank, trust company or a member of the New York Stock Exchange, other national securities exchange, or the National Association of Securities Dealers, Inc. that the Rights Certificate with respect to the Shares of Common Stock subscribed for has been properly completed and executed and will be received by the Subscription Agent prior to 10:00 AM New York City time on _______________, 1998 together with such other supporting material as the Subscription Agent may request, such subscription will be accepted subject to receipt of the duly exercised Rights Certificate.

            Rights to oversubscribe pursuant to the Over-Subscription Privilege together with the aggregate subscription price for all shares subscribed for pursuant to the Over-Subscription Privilege may be exercised by completing Form 2 on the reverse side of the Rights Certificate at the time the Rights are exercised.

            All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any subscription (including any subscription pursuant to the Over-Subscription Privilege) will be determined by the Company, in its sole discretion, whose determination shall be binding. The Company reserves the absolute right to reject any subscription (including any subscription pursuant to the Oversubscription Privilege) if such subscription is not in proper form or if the acceptance thereof or the issuance of Common Shares pursuant thereto could, in the opinion of the Company's counsel, be deemed unlawful. The Company also reserves the right to waive any defect with regard to any particular subscription. Neither the Company nor the Subscription Agent shall be under any duty to give notification of any defects of irregularities in subscriptions, nor shall any of them incur any liability for failure to give such notification.

            Gould Investors L.P. which owns 24.9% of the outstanding shares of Common Stock as of the Record Date, has agreed to exercise fully to purchase an aggregate of 392,981 Shares of Common Stock. It has also advised the Company that it will exercise its Over-Subscription Privilege to the extent of __________ shares.

                                    EXPERTS
            The consolidated financial statements sheets of One Liberty Properties, Inc. as of December 31, 1996 and 1995 and each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS
            The validity of the Common Stock offered in connection with the Rights Offering have been passed upon by Brinberg and Lundy, 60 Cutter Mill Road, Great Neck, NY. Simeon Brinberg and Mark Lundy, partners of Brinberg and Lundy, are officers and stockholders of the Company.

                             INDEMNIFICATION
            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed and in the Securities Act and is therefore unenforceable.

                        ADDITIONAL INFORMATION

             The Company has filed with the Commission a Registration Statement on Form S-11 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract, agreement or other document referred to herein or therein are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington DC 20549, 7 World Trade Center, New York, NY 10048, and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the office of the American Stock Exchange, 86 Trinity Place, New York, NY 10006. The Company is an electronic filer. The Commission contains a web site that contains reports, proxy statements and other information regarding the Company at http://www.sec.gov.

                      INDEX TO FINANCIAL STATEMENTS

Report Of Independent Auditors                            F-1
Consolidated Balance Sheets
             As Of December 31, 1996 And
             1995 (Audited)                               F-2

Consolidated Statements Of Income
             For The Three Years Ended
             December 31, 1996 (Audited)                  F-3

Consolidated Statements Of Stockholders'
             Equity For The Three Years Ended
             December 31, 1996 (Audited)                  F-4

Consolidated Statements Of Cash Flows
             For The Three Years Ended
             December 31, 1996 (Audited)                  F-5

Notes To Consolidated Financial
             Statements, December 31, 1996                F-7

Consolidated Balance Sheets As Of
             September 30, 1997 (Unaudited) And
             December 31, 1996                            F-22

Consolidated Statements Of Income For The
             Three And Nine Months Ended
             September 30, 1997 And 1996
             (Unaudited)                                  F-23

Consolidated Statements Of Stockholders'
             Equity For The Nine Month Period
             Ended September 30, 1997 And
             The Year Ended December 31, 1996
             (Unaudited)                                  F-24

Consolidated Statements Of Cash Flows
             For The Nine Months Ended
             September 30, 1997 And 1996
             (Unaudited)                                  F-25

Notes To Consolidated
             Financial Statements -
             September 30, 1997 (Unaudited)               F-26

                          REPORT OF INDEPENDENT AUDITORS






To the Board of Directors and Stockholders of One Liberty Properties, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheets of One Liberty Properties, Inc. and subsidiaries (the "Company") as of December 31, 1996 and
1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the
Item 36 of Part II of this Registration Statement. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Liberty Properties, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


New York, New York
February 26, 1997
                                  F-1


                  ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES


                           Consolidated Balance Sheets

                                    ASSETS

                                                             December 31,
                                                        1996            1995
Real estate investments,at cost(Notes 3, 4,5 and 6)

     Land                                           $ 11,040,590    $ 7,299,417
     Buildings                                        33,695,317     18,154,919
                                                      ----------     ----------
                                                      44,735,907     25,454,336
         Less accumulated depreciation                 1,846,694      1,200,571
                                                       ---------      ---------
                                                      42,889,213     24,253,765

Mortgages receivable - less unamortized discount -
    (substantially all from related parties)
      (Notes 3 and 6)                                  6,049,033      7,036,141
Senior secured note receivable-less unamortized
    discount - (related party) (Note 3)                        -        528,575
Cash and cash equivalents                              2,478,580      3,844,409
Unbilled rent receivable                                 304,828         86,767
Rent, interest, deposits and other receivables            66,908        696,790
Investments in U.S. Government obligations and
    securities - (Note 2)                                      -      1,274,747
Investment in BRT Realty Trust - (related party) -
     (Notes 2 and 3)                                     199,068        127,704
Deferred financing costs                                 480,640        129,282
Other                                                     54,718         62,066
                                                          ------         ------
                                                   $  52,522,988   $ 38,040,246
                                                   =============   ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Mortgages payable  (Note 6)                        $  16,846,921   $  6,590,154
     Note payable - bank  (Note 6)                     3,900,000              -
     Accounts payable and accrued expenses               475,109        193,767
     Dividends payable                                   765,603        748,346
                                                         -------        -------
                                                      21,987,633      7,532,267
                                                      ----------      ---------
Commitments and contingencies (Notes 4, 7 and 8)               -              -

Minority interest in subsidiary                          141,722              -
                                                         -------        --------

Redeemable Convertible Preferred Stock,
  $1 par value; $1.60 cumulative annual dividend;
      2,300,000 shares authorized; 808,776 shares
        issued; liquidation and redemption values
          of $16.50 (Note 7)                          12,950,792     12,796,475
                                                      ----------     ----------

Stockholders' equity (Note 6):
     Common Stock, $1 par value; 25,000,000
       shares authorized; 1,473,642 and
        1,416,119 shares issued and outstanding        1,473,642      1,416,119
     Paid-in capital                                  13,650,737     13,218,757
     Net unrealized gain (loss) on
       available-for-sale securities (Note 2)             97,673         (6,758)
     Accumulated undistributed net income              2,220,789      3,083,386
                                                       ---------      ---------
                                                      17,442,841     17,711,504
                                                      ----------     ----------
                                                  $   52,522,988 $   38,040,246
                                                  ============== ==============

                             See accompanying notes.

                                        ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES

                                                Consolidated Statements of Income
                                                      Year Ended December 31,

                                                           1996         1995          1994
                                                           ----         ----          ----
Revenues:
     Rental income (Note 4)                             $ 4,178,288   $ 2,665,457  $   983,373
     Interest from related parties (Note 3)               1,132,150     1,878,262    2,361,013
     Dividends from related party (Note 3)                        -        13,940      270,000
     Interest and other income                              201,118       333,303      426,992
                                                            -------       -------      -------
                                                          5,511,556     4,890,962    4,041,378
                                                          ---------     ---------    ---------

Expenses:
     Depreciation and amortization                          712,591       479,645      236,841
     Interest - mortgages payable                           891,953       453,684      484,440
     Interest - bank                                        110,185             -            -
     Management fee (Note 8)                                      -             -      103,086
     Leasehold rent                                         288,833       284,394            -
     General and administrative (Note 8)                    663,201       576,937      355,874
     Provision for valuation adjustment of real
       estate - (Note 5)                                    659,000             -            -
                                                           -------      ---------    ---------
                                                          3,325,763     1,794,660    1,180,241
                                                          ---------     ---------    ---------

Operating income before minority interest in earnings
     of subsidiary                                        2,185,793     3,096,302    2,861,137

Minority interest in earnings of subsidiary                 (11,841)            -            -
                                                            -------     ---------    ---------



Net income                                              $ 2,173,952   $ 3,096,302  $ 2,861,137
                                                        ===========   ===========  ===========

Calculation of net income applicable to common stockholders:
Net income                                              $ 2,173,952   $ 3,096,302  $ 2,861,137
     Less dividends and accretion on preferred stock      1,448,359     1,446,519    1,444,703
                                                          ---------     ---------    ---------

Net income applicable to common stockholders            $   725,593   $ 1,649,783  $ 1,416,434
                                                        ===========   ===========  ===========
Weighted average number of common
     shares outstanding                                   1,447,413     1,409,371    1,356,989
                                                          =========     =========    =========

Net income per common share (Note 2)                    $       .50   $      1.17  $      1.04
                                                        ===========   ===========  ===========

Cash distributions per share:
     Common Stock                                       $      1.20   $      1.03  $       .86
                                                        ===========   ===========  ===========

     Preferred Stock                                    $      1.60   $      1.60  $      1.60
                                                        ===========   ===========  ===========



                                         See accompanying notes.

                                        ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES

                                        Consolidated Statements of Stockholders' Equity

                                          For the three years ended December 31, 1996

                                                                             Net Unrealized
                                                                             Gain (Loss) on      Accumulated
                                                Common         Paid-in       Available-for-     Undistributed
                                                 Stock         Capital       Sale Securities      Net Income      Total
                                                 -----         -------       ---------------      ----------      -----
Balances, December 31, 1993                   $  1,338,619   $ 12,854,707    $     -            $  2,336,775   $
 16,530,101

Net income                                         -              -                -               2,861,137      2,861,137
Distributions - Common Stock
   ($.86 per share)                                -              -                -              (1,173,347)    (1,173,347)
Distributions - Preferred Stock
   ($1.60 per share)                               -              -                -              (1,294,042)    (1,294,042)
Accretion on Preferred Stock                       -             (150,661)         -                 -             (150,661)
Exercise of options                                 60,500        529,063          -                 -              589,563
Net unrealized loss on available-
   for-sale securities (Note 2)                    -              -                (34,913)          -              (34,913)
                                              ------------   ------------    -------------      ------------   ------------
Balances, December 31, 1994                      1,399,119     13,233,109          (34,913)        2,730,523     17,327,838

Net income                                         -              -                 -              3,096,302      3,096,302
Distributions - Common Stock
   ($1.03 per share)                               -              -                 -             (1,449,397)    (1,449,397)
Distributions - Preferred Stock
   ($1.60 per share)                               -              -                 -             (1,294,042)    (1,294,042)
Accretion on Preferred Stock                       -             (152,477)          -                 -            (152,477)
Exercise of options                                 17,000        138,125           -                 -             155,125
Net unrealized gain on available-
   for-sale securities (Note 2)                    -              -                 28,155            -              28,155
                                              ------------    ------------        ---------      -----------     ----------

Balances, December 31, 1995                      1,416,119     13,218,757           (6,758)        3,083,386     17,711,504

Net income                                         -               -                -              2,173,952      2,173,952
Distributions - Common Stock
   ($1.20 per share)                               -               -                -             (1,742,507)    (1,742,507)
Distributions - Preferred Stock
   ($1.60 per share)                               -               -                -             (1,294,042)    (1,294,042)
Accretion on Preferred Stock                       -             (154,317)          -                 -            (154,317)
Exercise of options                                 23,500        190,937           -                 -             214,437
Shares issued through dividend
   reinvestment plan                                34,023        395,360           -                 -             429,383
Net unrealized gain on available-
   for-sale securities (Note 2)                    -               -                104,431           -             104,431
                                               -----------    -----------         ---------      -----------     ----------
Balances, December 31, 1996                    $ 1,473,642   $ 13,650,737     $      97,673    $   2,220,789   $ 17,442,841
                                               ===========   ============     =============    =============   ============





                                                    See accompanying notes.


                    ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
                       Consolidated Statements of Cash Flows                            Year Ended December 31,
                                                                            1996              1995              1994
                                                                            ----              ----              ----
Cash flows from operating activities:
     Net income                                                         $   2,173,952     $    3,096,302     $    2,861,137
     Adjustments to  reconcile  net  income to net cash
        provided  by  operating activities:
         (Increase) decrease in rental income from
            straightlining of rent                                           (218,061)            86,780             48,866
         Provision for valuation adjustment                                   659,000               -                  -
         Depreciation and amortization                                        712,591            479,645            236,841
         Minority interest in earnings of subsidiary                           11,841               -                  -
         Changes in assets and liabilities:
            Decrease (increase) in rent, interest, deposits and
                other receivables                                             611,739           (328,461)          (103,526)
            Increase (decrease) in accounts payable
                 and accrued expenses                                         281,342             (5,123)            49,726
                                                                              -------             ------             ------

              Net cash provided by operating activities                     4,232,404          3,329,143          3,093,044
                                                                            ---------          ---------          ---------

Cash flows from investing activities:
     Additions to real estate                                             (19,940,571)        (3,819,323)        (5,549,182)
     Costs of acquisition of real estate and mortgage receivable
         from Gould Investors L.P. - related party                               -               (90,514)              -
     Collection of mortgages receivable - (including $961,789,
         $148,291 and $236,625 from related parties in 1996,
         1995 and 1994)                                                       987,108            169,388            249,712
     Collection of senior secured note receivable - BRT Realty
         Trust - related party                                                528,575          1,579,618            928,103
     Sale of U.S. Government obligations and
         securities, net                                                    1,310,553          2,806,713            739,188
     Net investment by minority interest in subsidiary                        129,881               -                  -
     Other                                                                     (2,248)           (14,986)              -
                                                                           ----------          ---------          ---------
           Net cash (used in) provided by investing activities           (16,986,702)           630,896         (3,632,179)
                                                                          -----------            -------         ----------

Cash flows from financing activities:
     Proceeds from bank borrowings, net of repayments                       3,900,000               -                  -
     Proceeds from mortgages payable                                       10,375,000          2,413,350          4,250,000
     Satisfaction of mortgage payable                                            -            (2,753,700)              -
     Payment of financing costs                                              (392,826)           (85,225)          (100,355)
     Repayment of mortgages payable                                          (118,233)           (53,143)           (20,053)
     Exercise of stock options                                                214,437            155,125            589,563
     Cash distributions - Common Stock                                     (1,725,250)        (1,199,451)        (1,132,319)
     Cash distributions - Preferred Stock                                  (1,294,042)        (1,294,042)        (1,294,042)
     Issuance of shares through dividend reinvestment plan                    429,383               -                  -
                                                                           ----------          ---------          ---------
            Net cash provided by (used in) financing activities            11,388,469         (2,817,086)         2,292,794
                                                                           ----------         ----------          ---------

Net (decrease) increase in cash and cash equivalents                       (1,365,829)         1,142,953          1,753,659

Cash and cash equivalents at beginning of year                              3,844,409          2,701,456            947,797
                                                                            ---------          ---------            -------

Cash and cash equivalents at end of year                                 $  2,478,580       $  3,844,409       $  2,701,456
                                                                         ============       ============       ============




                                See accompanying notes.


                    ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES

                  Consolidated Statements of Cash Flows - Continued

                                                                                        Year Ended December 31,
                                                                               1996              1995              1994
                                                                               ----              ----              ----



Supplemental disclosures of cash flow imformation:
     Cash paid during the year for interest expense                        $  914,506         $  467,116        $   430,076
     Cash paid during the year for income taxes                                59,437             43,784             10,981
Supplemental schedule of noncash investing and financing activities:
     Acquisition of real estate and mortgage receivable
        from Gould Investors L.P., a related party                               -            (9,861,729)              -
     Consideration for acquisition from Gould Investors L.P.:
          Extinguishment of mortgage receivable                                  -             6,850,000               -
          Transfer of BRT preferred stock                                        -             2,455,355               -
          Transfer of BRT common stock                                           -               556,374               -
     Accretion on Preferred Stock                                             154,317            152,477            150,661
     Net unrealized gain (loss) on available-for-sale securities              104,431             (6,758)           (34,913)



                               See accompanying notes.

                  ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1996

     NOTE 1 -  ORGANIZATION  AND BACKGROUND

     One Liberty Properties, Inc. (the "Company") was incorporated in 1982 in the state of Maryland. The Company is a self-managed Real Estate Investment Trust ("REIT") which currently participates in net leasing transactions and has engaged in other real property transactions and invested in real property mortgages.

     NOTE 2 - SIGNIFICANT  ACCOUNTING  POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of One Liberty Properties, Inc., its wholly-owned subsidiaries and a majority-owned limited liability company. Material intercompany items and transactions have been eliminated. The Company, its subsidiaries and its majority-owned limited liability company are hereinafter referred to as the Company.

Reclassification of Financial Statements

     Certain amounts reported in previous consolidated financial statements have been reclassified in the accompanying consolidated financial statements to conform to the current year's presentation.

Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Income Recognition

     Rental income includes the base rent that each tenant is required to pay in accordance with the terms of their respective leases reported on a straight-line basis over the initial term of the lease. Mortgage receivable discount is amortized over the remaining life, utilizing the interest method, based on the Company's evaluation of the collectibility of the carrying amount of the mortgage. Note receivable discount is amortized over the remaining life, based on principal collections.

Measurement of Loan Impairment

     During the year ended December 31, 1995 the Company adopted Statement of Financial Accounting Standards No. 114 ("SFAS #114"), Accounting by Creditors for Impairment of a Loan. SFAS #114 defines impairment as the probability that all amounts due under a loan agreement will not be collected according to the contractual terms.

     The Company did not have any impaired loans at December 31, 1996 and December 31, 1995.

Depreciation

     Depreciation of buildings is computed on the straight-line method over an estimated useful life of 40 years for commercial properties and 27 and one half years for residential properties.

Deferred Financing Costs

     Mortgage  and  credit  line  costs  are   deferred   and   amortized  on  a
straight-line basis over the terms of the respective debt obligations.

Federal Income Taxes

     The Company has qualified as a real estate investment trust under the applicable provisions of the Internal Revenue Code. Under these provisions, the Company will not be subject to federal income taxes on amounts distributed to stockholders providing it distributes substantially all of its taxable income and meets certain other conditions.

     All distributions made during 1996 were attributable to ordinary income. Distributions made during 1995 included approximately 8% attributable to capital gains, with the balance to ordinary income.

Investments in Debt and Equity Securities

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards #115, Accounting for Certain Investments in Debt and Equity Securities. The SFAS addresses accounting and reporting for (1) investments in equity securities that have readily determinable fair values and (2) all investments in debt securities. The Company has determined in accordance with SFAS #115 that its investment in common shares of BRT Realty Trust ("BRT"), a related party of the Company (see Note 3 as to the Company's relationship to BRT), and its investment (at December 31, 1995) in U.S. Government obligations and securities are "available-for-sale" securities. The accounting treatment of such securities at December 31, 1996 and 1995 is fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

     The Company's investment in 30,048 common shares of BRT, purchased at a cost of $97,656 has a fair market value at December 31, 1996 of $199,068 resulting in an unrealized holding gain of $101,412. In addition, the Company has invested $18,847 in equity securities which have a fair market value of $15,108 at December 31, 1996. The aggregate net unrealized holding gain of $97,673 is included as a separate component of stockholders' equity.

Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Mortgages receivable: Two mortgage loans of the Company with outstanding balances aggregating $316,588 are currently fixed at interest rates which approximate market. Accordingly, these balances approximate their fair values. The remaining mortgage loan was purchased by the Company at a discount, which is being amortized by the Company over the life of the mortgage. The Company expects to receive a yield to maturity of approximately 14.5%. The Company estimates the fair value of the loan to approximate its face amount of $8,387,263 at December 31, 1996. The loan is being carried on the balance sheet at $5,732,445, the difference representing the remaining unamortized discount of $2,654,818.

     Cash and short term investments: The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

     Investment  in BRT  Realty  Trust:  Since  this  investment  is  considered
"available-for- sale", it is reported in the balance sheet based upon quoted market price.

     Note and mortgages payable: The Company determined the estimated fair value of its debt by discounting future cash payments at their effective rates of interest, which approximate current market rates of interest for similar loans. Accordingly, there is no material difference between their carrying amount and fair value.

     Redeemable convertible preferred stock: Based on the December 31, 1996 quoted market price per share of $16.625, the fair value of the Company's redeemable convertible preferred stock is $13,445,901.

Accretion on Preferred Stock

     The Company has Preferred Stock outstanding which is both redeemable and convertible. The stock was initially recorded in the financial statements at its fair value based upon the initial average trades on the American Stock Exchange. The amount by which the redemption value exceeds the carrying value is being accreted using the interest method over the life of the redemption period.

Stock Based Compensation

     Effective for the year ended December 31, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, ("FASB 123"), Accounting for Stock-Based Compensation. In accordance with the provisions of FASB 123, the Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans and accordingly, does not recognize compensation expense. During 1995 and 1996, no stock options were granted and accordingly the adoption of FASB 123 had no effect on reported net earnings and earnings per share.

Earnings Per Common Share

     Primary earnings per common share data is based upon the weighted average number of common shares and assumed equivalent shares outstanding during the year, after giving effect to the dividends and accretion relating to the Company's Preferred Stock. The Preferred Stock is not considered a common stock equivalent for the purpose of computing earnings per share because their assumed conversion is anti- dilutive. The assumed exercise of outstanding share options, using the treasury stock method, is not materially dilutive for the primary primary earnings per common share computation.

     Fully diluted earnings per common share is based on an increase in the number of common shares that would be outstanding assuming the exercise of common share options. Since fully diluted earnings per share amounts are not materially dilutive, such amounts are not presented.

Cash Equivalents

     Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.

Valuation Allowance on Real Estate Owned

     During the year ended December 31, 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("FASB 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires the Company make a review of each real estate asset held for use for which indicators of impairment are present, to determine whether the carrying amount of the asset will be recovered. Recognition of impairment is required if the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Measurement is based upon the fair market value of the asset. FASB 121 also requires that long-lived assets that are expected to be disposed of be reported at the lower of carrying amount or fair value less costs to sell.

NOTE 3 - REAL ESTATE PURCHASES (RELATED PARTY),MORTGAGES AND SENIOR SECURED NOTE RECEIVABLE AND PRINCIPAL RELATED PARTY TRANSACTIONS

Real Estate Purchases

     On January 19, 1995, the Company acquired from Gould Investors L.P. ("Gould") in a single transaction, sixteen net leased real estate properties (including the reacquisition of thirteen retail locations net leased to Total Petroleum and sold to Gould in December 1991 for an aggregate consideration of $8,107,020) and one mortgage receivable. The properties are all net leased on a long term basis to third parties with current expirations ranging from 2004 to 2051, and have certain tenant renewal rights. The consideration paid for the

NOTE 3 - REAL ESTATE PURCHASES (RELATED PARTY),MORTGAGES AND SENIOR SECURED NOTE RECEIVABLE AND PRINCIPAL RELATED PARTY TRANSACTIONS (Continued)

properties was comprised of 1) the extinguishment of a $6,850,000 mortgage loan ($33,145 and $685,000 were included in "Interest from related parties" in the consolidated statement of income for the years ended December 31, 1995 and 1994, respectively) which the Company held on thirteen of the acquired properties and
2) 1,030,000 restricted convertible preferred shares of BRT and 173,719 Beneficial Shares of BRT owned by the Company. The closing price of the BRT Beneficial Shares on the New York Stock Exchange on January 19, 1995 (the date of the transaction) was $3 5/8. The preferred shares did not trade publicly. The Company's Board of Directors received, prior to and as a condition to consummation of the transaction, valuation analyses on the sixteen properties acquired and an opinion from an independent investment banker relating to the fairness of the transaction. The Company recorded the assets acquired at the carrying amount of the assets exchanged (plus transaction costs), resulting in a reclassification from investments in BRT and mortgages receivable to real estate investments, at cost.

     In connection with the Total Petroleum lease agreement, the Company deposited $2,000,000 with an independent escrow agent, which represents the estimated maximum amount to remediate environmental problems discovered at certain locations. The agreement limits the maximum payment to approximately $350,000 per location. The escrow agent holds approximately $1,288,000 in escrow as of December 1996, which the Company believes is adequate to cover any additional environmental costs.

     At December 31, 1996 and 1995 Gould owned 542,825 and 715,227 shares of the common stock of the Company or 36.8% and 50.5% of the equity interest and 28.9% and 39.3% of the voting rights, respectively.

     At December 31, 1996 and 1995, the Company owned 30,048 shares of Beneficial Interest of BRT, accounting for less than 1% of the total voting power of BRT. For the years ended December 31, 1995 and 1994, the Company earned $13,940 and $270,000, respectively, on its shares of BRT preferred stock which was disposed of January 1995.

NOTE 3 - REAL ESTATE PURCHASES (RELATED PARTY),MORTGAGES AND SENIOR SECURED NOTE RECEIVABLE AND PRINCIPAL RELATED PARTY TRANSACTIONS (Continued)

Mortgages Receivable

Mortgages receivable at December 31, 1996 and 1995 consist of the following:

                                                   1996             1995
                                                   ----             ----
       Affiliates
        (i)    Entity substantially owned by
               Gould Investors L.P. (net of
               unamortized discount of
               $2,654,818 and $2,982,418)       $ 5,732,445      $ 5,834,234
        (ii)   Entity substantially owned
               by Gould Investors L.P.                 -             860,000
       Non-affiliates
               Other                                316,588          341,907
                                                    -------          -------
                                               $  6,049,033     $  7,036,141
                                               ============     ============

     (i) On July 30, 1993, as a result of a public auction, the Federal Deposit Insurance Corporation sold to an entity related to the Company, for a consideration of $19,000,300, a $23,000,000 first mortgage, providing for an interest rate of 8% per annum, secured by a single tenant office building located in Manhattan, New York. The office building which secures this mortgage is owned by a partnership in which Gould is General Partner and in which Gould owns substantially all of the partnership interests. Simultaneously with the purchase, $13,181,000 was advanced by an unrelated party, $6,080,000 (which includes closing costs) was advanced by the Company, and the mortgage was severed into a first mortgage of $13,181,000 paying interest at 9 1/2% per annum held by the unrelated party and a subordinate wrap mortgage of $9,819,000 held by the Company. Both the first mortgage and the wrap mortgage mature in 2005 at which time the first mortgage will be fully amortized and the wrap mortgage will have a principal balance of approximately $4,000,000. The Company receives monthly principal and interest payments of $79,318 and at December 31, 1996 and 1995 its principal balance had been reduced to approximately $8,387,000 and $8,817,000, respectively. The original discount of $3,738,400 is being amortized by the Company over the life of the mortgage. The Company expects to receive a yield to maturity of approximately 14.5%. Interest income, including amortization of the discount of $327,600, $319,500 and $310,200, amounted to $848,200, $861,750 and $873,459 for the years ended 1996, 1995 and 1994, respectively.

NOTE 3 - REAL ESTATE PURCHASES (RELATED PARTY),MORTGAGES AND SENIOR SECURED NOTE RECEIVABLE AND PRINCIPAL RELATED PARTY TRANSACTIONS (Continued)

     The building which secures the first mortgage and the wrap mortgage is leased in its entirety to the City of New York. The lease expires in 2005 with an option to renew for an additional five years and provides the City with a limited right of termination. The first mortgage and the wrap mortgage are nonrecourse to the owner of the building.

     (ii) In January 1992, the Company made a first mortgage loan to a partnership in which Gould is General Partner and in which Gould owns substantially all of the partnership interests, in the amount of $1,200,000. The mortgage was paid in full during March, 1996. The mortgage note bore interest at 11% per annum, through January 31, 1994, 10% through January 31, 1995 and 11% through March 1996 with minimum amortization of $5,000 per month. The interest income amounted to $22,343, $96,863 and $99,859 for the years ended 1996, 1995 and 1994, respectively.

     The transactions listed above in items (i) and (ii) were approved by the independent directors of the Company. The directors who are affiliated with the Company and Gould abstained from the voting on these transactions.

     Annual maturities of mortgages receivable during the next five years and thereafter are summarized as follows:

Year Ending December 31,
     1997                                                  $     724,259
     1998                                                        484,097
     1999                                                        508,251
     2000                                                        532,820
     2001                                                        555,356
     2002 and thereafter                                       5,899,068
     ----                                                      ---------
       Total                                                   8,703,851
     Less:  Unamortized discount                               2,654,818
                                                               ---------
     Net  carrying amount - mortgages receivable            $  6,049,033
                                                            ============

NOTE 3 - REAL ESTATE PURCHASES (RELATED PARTY),MORTGAGES AND SENIOR SECURED NOTE RECEIVABLE AND PRINCIPAL RELATED PARTY TRANSACTIONS (Continued)

Senior Secured Note Receivable

     On February 26, 1993 the Company purchased from an unrelated entity 28.9% of a 16.67% portion of an indebtedness due to various institutions by BRT. The Company paid $3,215,142 for a $4,626,720 share of the principal amount of such indebtedness. The discount of $1,411,578 was amortized by the Company as principal payments were received. The principal earned interest at prime plus one percent. At December 31, 1996 and 1995 the Company's portion of the indebtedness has been reduced to zero and $760,638, respectively, and the carrying amount net of unamortized discount amounted to $528,575 at December 31, 1995. The purchase of the portion of this indebtedness was approved by the independent directors of the Company. The directors who are affiliated with the Company and BRT abstained from the voting on this transaction.

NOTE 4 - REAL ESTATE INVESTMENTS AND MINIMUM FUTURE RENTALS

     The rental properties owned at December 31, 1996 are leased under noncancellable operating leases to corporate tenants with current expirations ranging from 1999 to 2051, with certain tenant renewal rights. All lease agreements are net lease arrangements which require the tenant to pay not only rent but all the expenses of the leased property including maintenance, taxes, utilities and insurance. Certain lease agreements provide for periodic rental increases and others provide for increases based on the consumer price index.


          Year Ending
          December 31,
             1997                               $      5,007,052
             1998                                      5,061,293
             1999                                      5,136,141
             2000                                      5,057,352
             2001                                      5,091,661

NOTE 4 - REAL ESTATE INVESTMENTS AND MINIMUM FUTURE RENTALS
                (Continued)

     Included in the minimum future rentals is a property owned in fee by an unrelated third party. The Company pays annual fixed leasehold rent of $288,833 through April 2010 and has a right to extend the lease for up to three 15 year and one 14 year renewal options.

     At December 31, 1996, the Company has recorded an unbilled rent receivable aggregating $304,828, representing rent reported on a straight-line basis in excess of rental payments required under the initial term of the respective leases. This amount is to be billed and received pursuant to the lease terms over the next twenty years. The minimum future rentals presented above include amounts applicable to the repayment of these unbilled rent receivables.

     For the year ended December 31, 1996, the following assets generated revenues for the Company in amounts exceeding 10% of the Company's total revenues:


                                         For the Year Ended December 31, 1996


Description                             Revenue             % of Total Revenues


Mortgage receivable-related party(a)    $848,200                 15.39%


Total Petroleum properties (b)         1,092,714                 19.83



(a)       See note 3 -- Mortgages Receivable (i) for other information.
(b) Total Petroleum, an operator of combination gas station and retail convenience stores, is a tenant in thirteen of the Company's properties, all located in the State of Michigan.


NOTE 5 - PROVISION FOR VALUATION ADJUSTMENT

     At December 31, 1996 the Company owned eleven properties leased to a retail chain of stores. The initial term with respect to the leases expired on December 31, 1996. The tenant extended the leases on four of the eleven properties, two have been leased to another entity, two were under contract of sale on December 31, 1996 (one sale closed in January, 1997), and three were vacant (and are still vacant). The Company is actively seeking a buyer or tenant for the three vacant properties.

     The Company has recorded a provision for valuation adjustment on the two properties under contract of sale based on the sales prices. In addition, the Company has determined that the estimated fair value of the three vacant properties are lower than their carrying amounts and thus, the Company has provided a provision for the differences. The total provision taken on these five properties during the year ended December 31,1996 which amounts to $659,000 has been presented as a reduction to real estate investments on the balance sheet.

NOTE 6 -  DEBT OBLIGATIONS

Debt obligations consist of the following:


     In January 1997, the Company closed on the financing of one of its properties in the amount of $1,600,000. After giving effect to such financing, scheduled principal repayments during the next five years and thereafter are as follows:

                  Year Ending
                  December 31,
                      1997                             $       264,187
                      1998                                     293,956
                      1999                                   4,243,096
                      2000                                   2,970,245
                      2001                                     211,266
                      2002 and thereafter                   10,464,171
                                                            ----------
                      Total                             $   18,446,921
                                                        ==============

     Note Payable - Bank: On March 1, 1996 the Company entered into a revolving credit agreement ("Credit Agreement") with Bank Leumi Trust Company of New York ("Bank Leumi"). Borrowings under the Credit Agreement are being used to provide the Company with funds to acquire properties. The Credit Agreement will mature February 28, 1999 with a right for the Company to extend the Credit Agreement until February 29, 2000. Bank Leumi has agreed to advance up to

     $5,000,000 on a revolving basis and to a total $15,000,000 facility (including the $5,000,000) on a pro rata participating basis. The Company pays interest under the Credit Agreement at the rate of prime plus 1/2% on funds borrowed on an interest only basis, except that the net proceeds of certain events (e.g. sale of property, financing of properties) must be applied to reduce the loan.


At December 31, 1996, $3,900,000 was outstanding under the Credit Agreement.

NOTE 7 -      REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Preferred Stock has the following rights, qualifications and conditions: (i) a cumulative dividend preference of $1.60 per share per annum;
(ii) a liquidation preference of $16.50 per share; (iii) a right to convert each share of Preferred Stock at any time into .825 of a share of Common Stock; (iv) redeemable by the Company after July 1, 1996 at $16.90 per share and at premiums declining to $16.50 on July 1, 1998 and thereafter; (v) an option by each preferred holder to put the Preferred Stock to the Company at $16.50 per share for the period commencing July 1, 1999 and ending on September 28, 1999; and
(vi) one-half vote per share.

NOTE 8  - MANAGEMENT AGREEMENT AND OTHER RELATED PARTY TRANSACTIONS

On January 1,1995, the Company became self-managed incurring payroll and payroll related costs for the Company's President of $172,640 and $137,460 for the years ended December 31, 1996 and 1995, respectively. From July 1989 through December 31, 1994 the Company was managed by an entitiy ("Manager") controlled by the Chairman and Vice Chairman of the Company's Board of Directors,and its President all of whom are officers of the managing general partner of Gould.

NOTE 8  -          MANAGEMENT AGREEMENT AND OTHER RELATED PARTY
                   TRANSACTIONS (Continued)

     In addition to the Manager's fee which amounted to $103,086 during the year ended December 31, 1994, the Company paid $42,500 to the Manager for services rendered in connection with obtaining mortgage financing on a property the Company purchased in June 1994.

     Gould charged the Company $175,969, $210,357 and $167,727 during the years ended December 31, 1996, 1995, and 1994, respectively, for allocated general and administrative expenses and payroll based on time incurred by various employees.

     A company controlled by certain directors and officers of the Company was paid mortgage brokerage fees of $24,134 during the year ended December 31, 1995.

See Note 3 for other related party transaction information.

NOTE 9 -      STOCK OPTIONS

     On December 6, 1996, the directors of the Company adopted the 1996 Stock Option Plan (Incentive/Nonstatutory Stock Option Plan), whereby a maximum of 125,000 shares of common stock of the Company are reserved for issuance to employees, officers, directors, consultants and advisors to the Company. Incentive stock options are granted at per share amounts at least equal to their fair market value at the date of grant, whereas for nonstatutory stock options the exercise price may be any amount determined by the Board of Directors. The options will expire no later than ten years after the date on which the option was granted. No options have been granted under this plan.

     On November 17, 1989, the directors of the Company granted, under the 1989 Stock Option Plan, options to purchase a total of 110,000 shares of Common Stock at $11 per share to a number of the Company's officers and employees. In 1994, one officer exercised 20,000 of these options and the balance expired. On June 6, 1991, the directors of the Company granted to each of the three independent directors of the Company an option to purchase 5,000 shares of Common Stock at $9.125 per share. During 1995 and 1996, two directors exercised 10,000 of these options and during 1996 the remaining 5,000 options expired. On March 4, 1993, the Board of Directors granted, also under the 1989 Stock Option Plan, options to purchase a total of 100,000 common shares at $9.125 per share to a number of officers and employees of the Company.
                                        F-19

     Stock options under the 1989 Stock Option Plan are granted at per share amounts at least equal to their fair market value at the date of grant. The options are cumulatively exercisable at a rate of 25% per annum and expire five years after the date of grant.

     A maximum of 225,000 common shares were reserved for issuance under the 1989 Stock Option Plan, of which 95,000 are available for grant at December 31, 1996.

     Changes in the number of common shares under all option arrangements are summarized as follows:

                                               Year Ended December 31,
                                          1996            1995          1994
                                          ----            ----          ----
Outstanding at beginning of period       57,500          74,500        225,000

Granted                                    -               -              -

Option prices per share granted            -               -              -

Exercisable at end of period             29,000          32,500         20,750

Exercised                                23,500          17,000         60,500

Expired                                   5,000            -              -

Outstanding at end of period             29,000          57,500         74,500

Option prices per share outstanding      $9.125          $9.125         $9.125



NOTE 10 - DISTRIBUTION REINVESTMENT PLAN

     In May, 1996, the Company implemented a Distribution Reinvestment Plan (the "Plan"). The Plan provides owners of record of 100 shares or more of its common and/or preferred stock the opportunity to reinvest cash distributions in newly-issued common stock of the Company, at a five percent discount from the market price. No open market purchases are made under the Plan. On July 2, 1996, October 2, 1996 and January 2, 1997 the Company issued 18,859, 15,164 and 15,859 common shares, respectively, under the Plan.

NOTE 11 - QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                              Quarter Ended
                                                                                                 Total
                                          March 31  June  30    September 30     December 31   For Year
                                                 (In thousands,  except per share data)
1996
     Revenues (b)                         $1,094      $1,288         $1,594         $1,536      $5,512
     Net income (a) (b)                      577         368            791            438       2,174
     Net income applicable to                215           6            429             76         726
     common stockholders (b)
     Net income per common share (b)        0.15           -           0.29           0.05     .50 (c)




     (a) Net income reflects provision for valuation adjustment of real estate amounting to $314,000, $145,000 and $200,000 for the quarters ending June 30, 1996, September 30, 1996 and December 31, 1996, respectively.

     (b) Includes approximately $41,000, $103,000 and $88,000 (or $.03, $.07 and
$.06 per common share) of income from accelerated payments on the Senior Secured
Note  Receivable  (see Note 3) for the quarters  ending March 31, 1996, June 30,
1996 and September 30, 1996, respectively.

     (c)    Calculated on weighted average shares outstanding during the year.



                                                                 Quarter Ended
                                                                                               Total
                                           March 31   June 30    September 30    December 31  For Year
                                                  (In thousands, except per share data)

1995
        Revenues (d)                       $1,217     $1,178         $1,367         $1,129      $4,891
        Net income (d)                        742        740            907            707       3,096
        Net income applicable to              380        378            545            347       1,650
        common stockholders (d)
        Net income per common share (d)      0.27       0.27           0.39           0.24     1.17 (e)

     (d) Includes approximately  $156,000,  $118,000,  $315,000 and $105,000 (or
$.11, $.08, $.22 and $.07 per common share) of income from accelerated principal payments on the Senior Secured Note Receivable (see Note 3) for the quarters ending March 31, 1995, June 30, 1995, September 30, 1995 and December 31, 1995, respectively.

(e)    Calculated on weighted average shares outstanding during the year.

                                       F-21





Item 1.    Financial Statements

                ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS

                                                  September 30, December 31,
                                                    1997             1996
                                                -----------     -----------
                                                       (Unaudited)
Assets
   Real estate investments, at cost
     Land                                         $10,598,515       $11,040,590
    Buildings                                      33,029,157        33,695,317
                                                   ----------        ----------
                                                   43,627,672        44,735,907
           Less accumulated depreciation            2,301,689         1,846,694
                                                    ---------         ---------
                                                   41,325,983        42,889,213
   Mortgages receivable-less unamortized
        discount-(substantially all from
        related parties)                            5,942,138         6,049,033
   Cash and cash equivalents                        1,843,879         2,478,580
   Unbilled rent receivable                           563,403           304,828
   Rent, interest, deposits and
        other receivables                             318,283            66,908
   Investment in BRT Realty Trust-
        (related party)                               274,188           199,068
   Deferred financing costs                           431,697           480,640
   Other                                               62,866            54,718
                                                       ------            ------

           Total assets                           $50,762,437       $52,522,988
                                                  ===========       ===========

Liabilities and Stockholders' Equity
   Liabilities:
        Mortgages payable                        $ 16,283,523       $16,846,921
        Note payable-bank                           2,000,000         3,900,000
        Accrued expenses and other liabilities        469,353           475,109
        Dividends payable                             786,805           765,603
                                                      -------           -------

           Total liabilities                       19,539,681        21,987,633
                                                   ----------        ----------

Commitments and contingencies                               -                 -

Minority interest in subsidiary                             -           141,722
                                                   ----------           -------

Redeemable convertible preferred
        stock, $1 par value; $1.60
        cumulative annual dividend;
        2,300,000 shares authorized;
        808,776 shares issued; liquidation
        and redemption values of $16.50            13,067,750        12,950,792
                                                   ----------        ----------

   Stockholders' equity:
        Common stock, $1 par value;
         25,000,000 shares authorized;
         1,544,314 and 1,473,642
         shares issued and outstanding              1,544,314         1,473,642
        Paid-in capital                            14,268,741        13,650,737
        Net unrealized gain on
           available-for-sale securities              172,793            97,673
        Accumulated undistributed net income        2,169,158         2,220,789
                                                    ---------         ---------

       Total stockholders' equity                  18,155,006        17,442,841
                                                   ----------        ----------

       Total liabilities and stockholders'equity  $50,762,437       $52,522,988
                                                  ===========       ===========

             See accompanying notes to consolidated financial statements.

                  ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF INCOME
                                 (Unaudited)

                                                 Three Months Ended               Nine Months Ended
                                                    September 30,                       September 30,
                                              1997           1996               1997             1996
                                           ---------      ---------           ---------         ---------
Revenues:
   Rental income                           $1,267,217     $1,247,777          $3,949,729        $2,841,346
   Interest from related parties              207,596        301,591             625,996           921,462
   Interest and other income                   17,703         44,522              50,150            214,023
                                               ------         ------              ------            -------
                                            1,492,516      1,593,890           4,625,875          3,976,831
                                            ---------      ---------           ---------          ---------
Expenses:
   Depreciation and amortization              252,476        187,699             754,580           483,575
   Interest - mortgages payable               368,788        216,331           1,157,027           557,880
   Interest - bank                             25,635         15,418              96,771            15,418
   Leasehold rent                              72,208         72,208             216,625           216,625
   General and administrative                 150,119        161,010             484,019           503,387
   Provision for valuation adjustment
     of real estate                                 -        145,000                   -           459,000
                                              -------        -------            --------           -------

                                              869,226        797,666           2,709,022         2,235,885
                                              -------        -------           ---------         ---------

Income before gain on sale of real
   estate and minority interest               623,290        796,224           1,916,853         1,740,946

Gain on sale of real estate                   599,251              -             599,251                  -
                                              -------        -------             -------           -------

Income before minority interest             1,222,541        796,224           2,516,104         1,740,946

Minority interest                            (217,532)        (5,249)           (230,839)           (5,249)
                                             --------         ------            --------            ------

Net income                                 $1,005,009    $   790,975          $2,285,265        $1,735,697
                                           ==========    ===========          ==========        ==========


Calculation of net income applicable
   to common stockholders:
Net income                                 $1,005,009   $    790,975          $2,285,265        $1,735,697
Less: dividends and accretion
   on preferred stock                         362,613        362,147           1,087,488         1,086,094
                                              -------        -------           ---------         ---------

Net income applicable to
   common stockholders                    $   642,396   $    428,828          $1,197,777        $  649,603
                                          ===========   ============          ==========        ==========

Weighted average number of
   common shares outstanding                1,535,982      1,457,273           1,511,042         1,439,051
                                            =========      =========           =========         =========


Net income per common share (Note 2)       $        .42  $         .29         $       .79       $       .45
                                            ==========  =============         ===========       ===========

Cash distributions per share:

   Common Stock                            $       .30  $         .30         $       .90       $       .90
                                           ===========  =============         ===========       ===========

   Preferred Stock                         $       .40  $         .40         $      1.20       $      1.20
                                           ===========  =============         ===========       ===========

             See accompanying notes to consolidated financial statements.

                                          ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         For the nine month period ended September 30, 1997
                                                and the year ended December 31, 1996
                                                             (Unaudited)

                                                                             Net Unrealized
                                                                             Gain (loss) on      Accumulated
                                                 Common        Paid-in       Available-for-     Undistributed
                                                Stock          Capital      Sale Securities       Net Income          Total
                                              ---------        --------     ---------------     ------------         -------
Balances,
   January 1, 1996                            $1,416,119       $13,218,757       $  ( 6,758)      $3,083,386        $17,711,504

Net income                                             -                 -                 -       2,173,952          2,173,952
Distributions -
   common stock                                        -                 -                 -      (1,742,507)        (1,742,507)
Distributions -
   preferred stock                                     -                 -                -       (1,294,042)        (1,294,042)
Accretion on
   preferred stock                                     -          (154,317)               -                -           (154,317)
Exercise of options                               23,500           190,937                -                -            214,437
Shares issued through
   dividend reinvestment
   plan                                           34,023           395,360                -                -          429,383
Net unrealized gain
   on available-for-sale
   securities                                          -                 -          104,431                -            104,431
                                                ---------          ---------        --------      ----------          ---------
Balances,
   December 31, 1996                           1,473,642        13,650,737           97,673        2,220,789         17,442,841
Net income                                             -                 -                -        2,285,265          2,285,265
Distributions -
   common stock                                        -                 -                -       (1,366,365)        (1,366,365)
Distributions -
   preferred stock                                     -                 -                -         (970,531)          (970,531)
Accretion on
   preferred stock                                     -          (116,958)               -                -           (116,958)
Exercise of options                               25,500           207,188                -                -            232,688
Shares issued through
   dividend reinvestment
   plan                                           45,172           527,774                -                -            572,946
Net unrealized gain
   on available-for-sale
   securities                                          -                 -           75,120                -             75,120
                                              ----------       ----------        ----------         ---------        ----------
Balances,
   September 30, 1997                         $1,544,314       $14,268,741      $   172,793      $ 2,169,158        $18,155,006
                                              ==========       ===========      ===========      ===========        ===========


                  See accompanying notes to consolidated financial statements.

                                             ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                             (Unaudited)
                                                                                       Nine Months Ended September  30,
                                                                                            1997                    1996
                                                                                            ----                    ----

Cash flows from operating activities:
   Net income                                                                            $  2,285,265         $   1,735,697
   Adjustments to reconcile net income
     to net cash provided by operating activities:
   Gain on sale of real estate                                                               (599,251)                    -
  (Increase) in rental income from straight-lining of rent                                   (258,575)                    -
   Provision for valuation adjustment of real estate                                                 -              459,000
   Depreciation and amortization    754,580                                                    483,575
   Minority interest                                                                           230,839                5,249
   Changes in assets and liabilities:
   (Increase) in rent, interest,
     deposits and other receivables (259,523)                                                 (109,182)
   Increase (decrease) in accrued expenses and other liabilities                                (5,756)             176,441
                                                                                                ------              -------

           Net cash provided by operating activities                                         2,147,579            2,750,780
                                                                                             ---------            ---------

Cash flows from investing activities:
   Additions to real estate                                                                 (2,832,231)         (11,442,313)
   Net proceeds from sale of real estate                                                     4,347,603                    -
   Collection of mortgages receivable -
     (including $86,466 and $934,984
      from related parties)                                                                    106,895              954,066
   Collection of senior secured note
      receivable - BRT Realty Trust - related party                                                  -              528,575
   Sale of U.S. Government
     obligations and securities, net                                                                 -              569,598
    Investment by minority interest in subsidiary                                                    -              167,980
   Payments to minority interest by subsidiary                                                (396,333)             (30,757)
   Other                                                                                        54,332               (2,248)

           Net cash provided by (used in) investing activities                               1,280,266           (9,255,099)
                                                                                             ---------           ----------

Cash flows from financing activities:
   Proceeds from mortgages payable                                                           1,600,000            7,125,000
   Repayment of mortgages payable                                                           (2,163,398)             (76,955)
   Repayments on note payable-bank                                                          (1,900,000)                   -
   Payment of financing costs                                                                  (89,088)            (204,269)
   Exercise of stock options                                                                   232,688              205,312
   Cash distributions - common stock                                                        (1,345,163)          (1,288,008)
   Cash distributions - preferred stock                                                       (970,531)            (970,531)
   Issuance of shares through
     dividend reinvestment plan                                                                572,946              238,511
                                                                                               -------              -------

           Net cash provided by (used in) financing activities                              (4,062,546)           5,029,060
                                                                                            ----------            ---------

           Net (decrease) increase in cash
               and cash equivalents                                                           (634,701)          (1,475,259)

Cash and cash equivalents at beginning of period                                             2,478,580             3,844,409
                                                                                             ---------             ---------

Cash and cash equivalents at end of period                                                  $1,843,879            $2,369,150
                                                                                            ==========            ==========

Supplemental disclosures of cash flow information:
   Cash paid during the period for interest expense                                        $ 1,272,646            $  549,524
   Cash paid during the period for income taxes                                                 17,035                59,444

Supplemental schedule of noncash
   investing and financing activities:
   Accretion on preferred stock                                                                116,958               115,563

             See accompanying notes to consolidated financial statements.

                     One Liberty Properties, Inc. and Subsidiaries
                       Notes to Consolidated Financial Statements

Note 1 - Basis of Preparation

     The accompanying interim unaudited consolidated financial statements as of September 30, 1997 and for the nine and three months ended September 30, 1997 and 1996 reflect all normal, recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results for such interim periods. The results of operations for the nine and three months ended September 30, 1997 are not necessarily indicative of the results for the full year.

     The consolidated financial statements include the accounts of One Liberty Properties, Inc., its wholly-owned subsidiaries and a majority-owned limited liability company (see Note 5). Material intercompany items and transactions have been eliminated. One Liberty Properties, Inc., its subsidiaries and the limited liability company are hereinafter referred to as the "Company"

     Certain amounts reported in previous consolidated financial statements have been reclassified in the accompanying consolidated financial statements to conform to the current year's presentation.

     These statements should be read in conjunction with the consolidated financial statements and related notes which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

Note 2 - Per Share Data

     Primary earnings per common share data is based upon the weighted average number of common shares and assumed equivalent shares outstanding during the period, after giving effect to dividends and accretion relating to the Company's preferred stock. The preferred stock is not considered a common stock equivalent for the purposes of computing earnings per share because their assumed conversion is anti-dilutive. The assumed exercise of outstanding stock options, using the treasury stock method, is not materially dilutive for the primary earnings per common share computation for the nine and three month periods ended September 30, 1997 and 1996.

     Fully diluted earnings per common share are based on an increase in the number of common shares that would be outstanding assuming the exercise of common share options. Since fully diluted earnings per share amounts are not materially dilutive, such amounts are not presented.

                 One Liberty Properties, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements
                                 (Continued)

Note 2 - Per Share Data (Continued)

     In February, 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the calculation of primary and fully diluted earnings per share is not expected to be material.

Note 3 - Preferred and Common Stock Dividend Distributions

     On August 25, 1997 the Board of Directors declared quarterly cash distributions of $.30 and $.40 per share on the Company's common and preferred stock, respectively, payable on October 1, 1997 to stockholders of record on September 17, 1997.

Note 4 - Stock Options

     Options to purchase a total of 25,500 shares of the Company's common stock at $9.125 per share were exercised in September and June 1997. The options had been granted under the 1989 Stock Option Plan.

Note 5 - Sale of Real Estate

     On August 5, 1997, the property owned by a limited liability company in which the Company is a significant member was sold and the limited liability company was liquidated. A gain of approximately $599,000 was realized on the sale. The Company's share of the gain is approximately $384,000.

Note 6 - Financial Accounting Standards Board Statement No. 131

     In June, 1997 the Financial Accounting Standards Board issued Statement No. 131,"Disclosure about segments of an enterprise and Related Information" which is effective for financial statements issued for periods beginning after December 15, 1997. Statement No. 131 requires disclosures about segments of an enterprise and related information regarding the different types of business activities in which an enterprise engages and the different economic environments in which it operates. The Company does not believe that the implementation of Statement No. 131 will have a material impact on its financial statements.

                                PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.  Other Expenses of Issuance and Distribution

     The following is an estimate of the expenses to be incurred in connection with the sale of the Common Stock registered hereby, all of which will be paid by the Registrant:


            Accounting Fees                              $10,000
            Printing                                      10,000
            Listing Fee -                                  7,500
            American Stock Exchange                       10,000
            Agents Fees                                    5,000
            Registration Fees                              6,590
            Miscellaneous                                    910
                                                          ------
            Total Expenses                               $50,000

Item 32.  Sales to Special Parties
            See Item 33.

Item 33.  Recent Sale of Unexpected Securities
            The only securities sold by the Company within the past three years which were not registered under the Securities Act of 1933 were shares sold upon the exercise stock options as follows:


                                                            PRICE                   TOTAL
                     DATE OF            NUMBER               PER                   PURCHASE
    NAME              SALE            OF SHARES             SHARE                   PRICE
    ----              ----            ---------             -----                   -----

Fredric H. Gould     6/20/97             9,000               9.125                 $82,125

Marshall Rose        6/19/95             1,500               9.125                  13,688
                     3/12/96             1,500               9.125                  13,688

Charles Biederman    3/29/95             5,000               9.125                  45,625

Matthew J. Gould     6/19/96             3,250               9.125                  29,656
                     3/12/96             3,250               9.125                  29,656

Israel Rosenzweig    6/19/95             3,250               9.125                  29,656
                     6/20/97             3,250               9.125                  29,656

Jeffrey Gould        6/19/95             3,000               9.125                  27,375
                     6/20/97             3,000               9.125                  27,375

David W. Kalish      6/19/95             1,000               9.125                   9,125
                     2/12/96             2,500               9.125                  22,813

Mark H. Lundy        3/12/96             7,000               9.125                  63,875

Hurand & Hurand LLC  3/12/96             5,000               9.125                  45,625

Simeon Brinberg     12/18/96             1,000               9.125                   9,125
                     6/20/97             3,000               9.125                  27,375
                     9/12/97             1,500               9.125                  13,688
                    12/18/97             3,500               9.125                  31,938

Daniel Lembo        12/18/97             3,500               9.125                  31,938
                                         -----                                      ------
       TOTAL                            64,000                                    $584,000
                                        ======                                    ========




            All shares were sold for cash. Each purchaser was an officer/director or employee of the Company or affiliate thereof and took the shares for investment purposes. Accordingly, the shares were issued pursuant to the exemption provided for in Section 4(2) of the Act. The Certificates issued were legended and stop transfer orders were placed against the shares.

Item 34.  Indemnification of Officers and Directors.
--------  ------------------------------------------

            The Company's Articles of Incorporation and By Laws provide that each director, officer and employee of the Company shall be indemnified by the Company to the full extent permitted by the General Laws of the State of Maryland, now or hereafter in force. The Articles of Incorporation further provide that to the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors and officers, no director or officer shall be liable to the Company or its stockholders for money damages. The Company does not maintain officers and directors liability insurance.

Item 35.  Treatment of Proceeds from Stock Being Registered.
--------  --------------------------------------------------

            The difference between $1.00 per share and the net cash proceeds from the sale of the shares of Common Stock offered by this Registration Statement will be credited to the Company's Paid-in Capital account.

Item 36.  Financial Statements and Exhibits
--------  ---------------------------------

            (a) The following financial statements of the Company are included in this Registration Statement.

            Report of Independent Auditors

            Statements (Audited)

            Consolidated Balance Sheets - December 31, 1996 and 1995

            Consolidated Statements of Income for the
             three years ended December 31, 1996

            Consolidated Statements of
             Stockholders' Equity for the three years ended
             December 31, 1996

            Consolidated Statements of
             Cash Flows for the three years ended
             December 31, 1996

            Notes to Consolidated Financial Statements

            Statements (Unaudited)
             Consolidated Balance Sheets -
             September 30,  1997
             and December 31, 1996

            Consolidated Statements of Income for the
             three and nine months ended September 30, 1997
             and 1996

            Consolidated  Statements of Stockholders'  Equity for the nine month period ended  September 30, 1997 and the year ended December 31,
             1996

            Consolidated Statements of Cash Flows
             for the nine months ended
             September 30, 1997 and 1996

            Notes to Consolidated Financial -
             September 30, 1997

            Schedules

            Schedule III - Consolidated Real Estate
             and Accumulated Depreciation -
             December 31, 1996 (Audited)

            Schedule IV - Mortgage Loans on Real Estate -
             December 31, 1996 (Audited)

            (b)  Exhibits
            ---  --------

     3.1 Articles of Incorporation, as amended, of the Company, filed as Exhibit
3.1 to the Company's Form 10-Q for the quarter ended  September 30, 1985,  which
Exhibit is incorporated herein by reference.

     3.2 Amendment to Articles of Incorporation, filed as Exhibit to the Company's Form 10-Q for the quarter ended June 30, 1989, which Exhibit is incorporated herein by reference.

     3.3 Amendment to Articles of Incorporation, filed as an Exhibit to the Company's Form 10-Q for the quarter ended June 30, 1990, which Exhibit is incorporated herein by reference.

     3.4 By-Laws of the Company, as amended, filed as an Exhibit to the Company's Form 10-Q for the quarter ended June 30, 1989, which Exhibit is incorporated herein by reference.

     3.5 Amendment to By-Law filed as an Exhibit to the Company's Form 10-Q for the quarter ended June 30, 1990, which Exhibit is incorporated herein by reference.

     5.1         Opinion of Brinberg and Lundy to be filed by Amendment.

     8.1         Opinion regarding tax matters to be filed by Amendment.

     10.1 Lease dated January 17, 1989 and modification thereof dated as of February 15, 1989 between Crystal Management, Inc., as Landlord and Stamford Realty Associates, Inc. as tenant with respect to Madison Avenue, New York, New York, filed as an exhibit to the Company's Form 8-K dated June 27, 1994 and incorporated herein by reference.

     10.2 Form of lease entered into with Total Petroleum with respect to 13 Total Petroleum properties filed as an exhibit to the Company's Form 10-K dated March 23, 1995 and incorporated herein by reference.

     10.3 Lease dated November 7, 1996 between OLP Ft. Myers, Inc. and Barnes & Noble Superstores, Inc. with respect to the Fort Myers, Florida property. Filed as an exhibit to the Company's 10-K for the year ended December 31, 1996, which
Exhibit is incorporated herein by reference.

10.4 Credit Agreement dated March 1, 1996 between the Company and Bank Leumi Trust Company of New York filed as an exhibit to the Company's Form 10-K for the year ended December 31, 1995, which Exhibit is incorporated herein by reference.

10.5 Lease dated September 14, 1995 between Galbreath Equities, Inc; as Landlord, and Kittle's Home Furnishings Center, as Tenant, with respect to Columbus, Ohio Property, filed as an exhibit to the Company's Form 8-K dated December 12, 1997 and incorporated herein by reference.

10.6        Subscription Form for Exercise of Rights (to be filed by Amendment).

21.1        Subsidiaries of registrant (to be filed by Amendment).

23.1        Consent of Ernst & Young LLP

     23.2 Consent of Brinberg and Lundy to be contained in opinion to be filed by Amendment.

Item 37.  Undertakings
--------  ------------
            A.    The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            B. The undersigned Registrant hereby undertakes to supplement the prospectus after the expiration of the subscription period, to set forth the results of the subscription offer.

            C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                    ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
          Schedule III - Consolidated Real Estate and Accumulated Depreciation

                                    December 31, 1996


                                                                                 Gross Amount at Which Carried At
                                 Initial Cost to Company                              December 31, 1996



                          Encumbrances      Land       Buildings      Land         Buildings         Total
Free Standing
Retail Locations:
Ft. Myers, FL           $3,250,000     $1,013,915    $4,055,659    $1,013,915      $4,055,659     $5,069,574

Denver, CO               2,706,872        811,896     3,247,582       811,896       3,247,582      4,059,478

Atlanta, GA              2,392,916        802,721     3,210,886       802,721       3,210,886      4,013,607

Lewisville, TX (b)               -        685,737     2,742,946       685,737       2,742,946      3,428,683

Miscellaneous            2,380,009      5,437,357    12,720,127     5,192,678      12,305,806     17,498,484


Apartment Building:

New York, NY             4,122,874      1,109,836     4,439,346     1,109,836       4,439,346      5,549,182


Office/Flex:

Hauppauge, NY            1,994,250        671,582     2,697,646       671,582       2,697,646      3,369,228

Land Under
Improvements:

Miscellaneous                    -        752,225             -       752,225               -        752,225

Industrial:

Miami, FL                        -              -       995,446             -         995,446        995,446
                        ----------     ----------    ----------    ----------      ----------     ----------
                       $16,846,921    $11,285,269   $34,109,638   $11,040,590     $33,695,317    $44,735,907
                       ===========    ===========   ===========   ===========     ===========    ===========






                                                                           Life on Which
                                                                          Depreciation
                                                                           Latest Income
                                                                            Statement
                        Accumulated      Date Of           Date             Computed
                        Depreciation    Construction      Acquired           (Years)
Free Standing
Retail Locations:
Ft. Myers, FL              $12,674         1996        November 7, 1996         40

Denver, CO                  57,509         1995        April 9, 1996            40

Atlanta, GA                 30,102         1994        August 14, 1996          40

Lewisville, TX (b)          14,286         1996        October 11, 1996         40

Miscellaneous            1,242,303         Various     Various


Apartment Building:

New York, NY               410,304         1910        June 14, 1994            27.5


Office/Flex:

Hauppauge, NY               30,781         1982        July 16, 1996            40

Land Under
Improvements:

Miscellaneous                    -         Various     Various                  -

Industrial:

Miami, FL                   48,735         1967        January 19, 1995         40
                         ---------
                        $1,846,694
                        ==========

            ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
                NOTES TO SCHEDULE III - CONSOLIDATED REAL ESTATE
                          AND ACCUMULATED DEPRECIATION

  (a)     Reconciliation of "Real Estate and Accumulated Depreciation"

                                           Year Ended December 31,
                                      1996          1995           1994

  Investment in real estate:
  Balance, beginning of year      $ 25,454,336  $ 11,750,268    $ 6,201,086

  Addition - land and buildings     19,940,571    13,704,068      5,549,182

  Less valuation allowance (d)        (659,000)            -              -
                                   -----------    ----------     ----------
  Balance, end of year            $ 44,735,907  $ 25,454,336    $11,750,268
                                  ============  ============    ===========


  Accumulated depreciation:

  Balance, beginning of year      $  1,200,571  $    753,734    $     573,177

  Addition - depreciation              646,123       446,837          180,557
                                       -------       -------          -------

  Balance, end of year            $  1,846,694  $  1,200,571    $     753,734
                                  ============  ============    =============



     (b) In January 1997, the Company closed on the financing on this property in the amount of $1,600,000.

     (c) The aggregate cost of the properties is the same for federal income tax purposes.

     (d) During the year ended December 31, 1996, the Company took a provision for valuation adjustment of real estate totaling $659,000. See Note 5 to the consolidated financial statements for other information.


                     ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
                   Schedule IV - Mortgage Loans on Real Estate
                                    December 31, 1996



                                                                                                                         Carrying
             Description         Number                    Maturity                                     Face Amount      Amount of
                               of Loans    Interest Rate     Date      Periodic Payment Terms           of Mortgage      Mortgage

First mortgage loans:

Land and building/retail           1          9.75%         Month to   $3,550 monthly allocated to       $263,798        $263,798
Bad Axe, MI                                                 Month      interest and principal.

Land and building/office           1         14.5%(b)       Feb-05     $79,318 monthly allocated        8,387,263 (c)   5,732,445
New York, NY                                                           to interest and principal,
                                                                       balance of $4,073,525 due
                                                                       at maturity.
Second mortgage loan:

Land and building/commercial       1         10.25%         Oct-01     $1,158 monthly allocated to        52,790          52,790
                                   -                                                                      ------          ------
Seattle, WA                                                            interest and principal, self-
                                                                       liquidates by maturity
        Total                      3                                                                  $8,703,851      $6,049,033
                                   =                                                                  ==========      ==========


                    ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
                     Schedule IV - Mortgage Loans on Real Estate
                                   December 31, 1996

  Notes to the Schedule:

  (a) The following summary reconciles mortgages receivable at their carrying values:

                                                1996                 1995
Balance at beginning of year                $ 7,036,141          $ 13,988,031

       Additions:

       New mortgage loan (d)                          -                67,498

       Amortization of discount                 327,600               319,500

       Deductions:

       Cancellation of mortgage receivable
       from Gould Investors L.P. (e)                  -              6,850,000

       Collections of principal               1,314,708                488,888
                                              ---------                -------

                                            $ 6,049,033            $ 7,036,141
                                            ===========            ===========

     (b) Represents the expected yield to maturity which includes amortization of discount and interest collections.

     (c) The face amount of mortgage is before an unamortized discount of $2,654,818. Mortgage was pledged as collateral to line of credit.

     (d) Acquired mortgage when Company acquired fee title to the land. See Note
3 to consolidated financial statements for other information.

     (e)  Mortgage  was  cancelled  when the Company  acquired  fee title to the
properties.   See  Note  3  to  consolidated   financial  statements  for  other
information.

                              SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck Plaza, State of New York, on the 9th day of February, 1998.

                           ONE LIBERTY PROPERTIES, INC.
                           Registrant



                           S/Matthew Gould
                           Matthew Gould, President


                           POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew Gould his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said Attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done on and about the premises, as fully and to all extents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Directors, Principal Executive Officers and Principal Financial Officers:


     Signature                   Title                           Date

S/Fredric H. Gould         Chairman of the Board of        February 9, 1998
------------------
Fredric H. Gould           Directors



S/Matthew Gould            President and Chief             February 9, 1998
------------------
Matthew Gould              Executive Officer



S/Charles Biederman        Director                        February 9, 1998
-------------------
Charles Biederman



S/Joseph A. Amato          Director                        February 9, 1998
-----------------
Joseph A. Amato


-----------------          Director                        February 9, 1998
Marshall Rose


S/Arthur Hurand            Director                        February 9, 1998
---------------
Arthur Hurand


S/David W. Kalish         Vice President and Chief         February 9, 1998
-----------------
David W. Kalish           Financial Officer

                           CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 26, 1997, in the Registration Statement (Form S-11 No. pending) and related Prospectus of One Liberty Properties, Inc. for the registration of 1,574,894 shares of its common stock.


New York, New York
February 6, 1998